PROSPECTUS
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                               3,321,226 Shares of
                           THE RECOVERY NETWORK, INC.
                                  Common Stock
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     This Prospectus relates to an aggregate of 3,321,226 shares (the "Shares") of Common Stock, $.01 par value per shares ("Common Stock"), of The Recovery Network, Inc. (the "Company") which may be offered and sold from time to time, by the Selling Shareholders named herein (the "Selling Shareholders"), consisting of (i) 1,250,000 shares of Common Stock issued to certain subscribers (the "Subscribers") pursuant to each Subscription Agreement dated June 29, 1998, as amended, between the Company and each of the Subscribers (collectively, the "Agreements"); (ii) 972,250 shares of Common Stock, representing an estimate of shares issuable to the Subscribers pursuant to certain provisions of the Agreements, including but not limited to exercise of the Reset Rights by the Subscribers; (iii) 500,000 shares of Common Stock reserved for issuance to the Subscribers upon their exercise of warrants issued pursuant to the Agreements and exercisable at exercise prices between $4.00 and $6.00 per share (the "Warrants"); (iv) an aggregate of 43,716 shares of Common Stock issued to certain parties who served as placement agents (the "Placement Agents") in the Private Placement (as defined herein); (v) an aggregate of 180,260 shares of Common Stock issued to various third parties; and (vi) an aggregate of 375,000 shares of Common Stock issuable pursuant to exercise of options issued to various third parties. See "Selling Shareholders".

     The Shares may be offered for sale from time to time by the Selling Shareholders or their pledges, donees, transferees or other successors in interest, in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Shareholders or through one or more broker-dealers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any discounts, commissions and concessions and any profits realized on any sale of the Shares may be deemed to be underwriting compensation. See "Selling Shareholders" and "Plan of Distribution".

     The Common Stock is listed on the Nasdaq SmallCap Market under the symbol RNET.



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        THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
          DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO
             CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE
                      "RISK FACTORS" COMMENCING ON PAGE 8.

                      ------------------------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
            STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


                The date of this Prospectus is November 2, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). The Common Stock is currently quoted on The Nasdaq Stock Market and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


     The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement (Registration No. 333-61421) under the Securities Act with respect to the Shares (the "Registration Statement"). As permitted by the rules of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus, and in any document incorporated herein by reference, as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration
Statement may be obtained from such office upon the payment of the fees prescribed by the Commission. The Registration Statement has been filed through EDGAR and is publicly available through the Commission's Web site (http://www.sec.gov).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   The Company


         The Recovery Network, Inc. (the "Company") is a digital media company organized to address the social and behavioral health issues of persons affected by substance abuse, eating disorders, domestic violence, depression and child abuse, and other social and behavioral health issues. Drawing on the converging digital technologies of cable television, the Internet, and telephony services, the Company addresses the aforementioned social and behavioral issues through broadcasting The Recovery Network(TM), a cable television network which was relaunched nationally in September 1998 as a 4 hour per day program block repeated 6 times a day. The Company has contracted with CBS/Group W's Westinghouse Division to supply a fully dedicated Digital Satellite Transponder master control and uplink utilizing Scientific Atlanta's Power Vu equipment. The Company also owns a 20% interest in RecoveryNet Interactive, L.L.C. ("Recovery Interactive"), a joint venture with TCI Online RN Holdings, Inc. ("TCII") (an affiliate of Tele-Communications, Inc., "TCI") and FHC Internet Services, L.C., (an affiliate of FHC Health Systems, Inc.), formed in August 1996 and recapitalized and reorganized in October 1998. The current strategy of Recovery Interactive is to provide Internet and online behavioral health care products and services to managed care organizations, Health Management Organizations ("HMOs"), Employee Assistance Programs ("EAPs"), as well as to address the social and behavioral health issues through an integrated multimedia platform. The Company also operates Recovery TeleCare(TM). Recovery TeleCare offers a toll-free telephone help-line (the "Help Line"), which provides our audience access both to information and help in their communities, and a specialized telephone counseling service available to callers at a cost. The Company also airs Recovery Talk Radio(TM), a nationally syndicated talk radio program introduced in December 1996 and now available on 53 stations. Finally, Recovery Direct is a wholly-owned subsidiary which markets products and services through the above-mentioned digital media to television, Internet and radio audiences and to institutional, educational and consumer markets.


     The Company was incorporated under the laws of the State of Wisconsin in May 1992 under the name Recovery Net, Inc., merged with and into a Colorado corporation in December 1995 and changed its name to The Recovery Network, Inc. in May 1996. Unless the context requires otherwise, all references to the Company include FMS Productions, Inc., a wholly-owned subsidiary of the Company ("FMS"). The Company's principal executive offices are located at 1411 5th Street, Suite 200, Santa Monica, California 90401, and its telephone number is
(310) 393-3979.

                                Private Placement


     On June 29, 1998 (the "Subscription Date"), the Company entered into the Agreements with each of the Subscribers (the "Private Placement"). The Company and the Subscribers agreed to amend the Agreements in October 1998. Pursuant to the Agreements, as amended, the Company is entitled to aggregate proceeds of up to $5,500,000 in the Private Placement. The Agreements, as amended, provide for the issuance by the Company of (i) 1,250,000 shares (the "Shares") of Common Stock for $2,500,000, or $2.00 per share, (ii) additional shares of Common Stock to the Subscribers pursuant to certain other provisions of the Agreements, including shares issuable for no additional consideration pursuant to the Reset Rights (as defined herein) and shares issuable for up to $3,000,000 pursuant to the Put Rights (as defined herein) (collectively, the "Additional Shares"), and (iii) 500,000 shares of Common Stock upon the exercise of warrants (the "Warrants"). The Warrants are exercisable as to 200,000, 100,000, 100,000 and 100,000 shares of Common Stock for $4.00, $5.00, $5.50 and
$6.00 per share, respectively. The Warrants exercisable for $5.50 per share are exercisable until June 29, 2001. The remaining Warrants are exercisable until December 2001.

     The Company has also issued to certain placement agents in the Private Placement (the "Placement Agents") an aggregate of 43,716 shares of Common Stock (the "Placement Shares"), of which 30,601 shares were delivered on the Subscription Date and 13,115 shares were delivered on October 2, 1998, after shareholder approval of such, as required pursuant to the rules of Nasdaq SmallCap Market, was obtained on September 24, 1998.


Common Stock and Warrants


     The Shares and Warrants were sold at an initial price of $2.25 per share, which was 75% of the average of the closing bid prices of the Common Stock for the five day trading period immediately preceding the Subscription Date. Such initial price was reset to $2.00 per share (the "Purchase Price") in October 1998. Of the 1,250,000 shares purchased, 777,776 shares were issued and delivered to the Subscribers on the Subscription Date and 333,334 shares were issued and delivered to the Subscribers, on October 2, 1998, after shareholder approval of such, as required pursuant to the rules of Nasdaq SmallCap Market, was obtained on September 24, 1998. The remaining 138,890 shares were issued and delivered to the Subscribers at the time the Agreements were amended in October 1998. Of the $2,500,000 purchase price of the Shares and the Warrants, $1,750,000 was delivered to the Company (net of approximately $200,000 in expenses) on the Subscription Date and $750,000 (net of approximately $95,000 in expenses) was delivered to the Company on October 2, 1998.

The Option and Lock-Up

     In October 1998, the Company and the Subscribers agreed to amend the Agreements. Pursuant to such amendment, the Subscribers agreed not to sell their 1,250,000 shares of Common Stock until December 21, 1998 (the "Lock-Up"), during which period the Subscribers have granted an option to sell 900,000 of such shares at $3.00 per share (the "Option"). If the Option is exercised, the Lock-Up will be extended to February 16, 1999 for all unsold shares and none of such unsold shares will be subject to the Reset Rights (as discussed and defined below). The Option provides, however, that each of the Subscribers may elect to restrict the exercise of the Option for up to one-half of the shares of Common Stock owned by such Subscriber. The Lock-Up will not apply to any of the shares of Common Stock the Subscribers elect to withhold from being sold pursuant to the Option. In addition, the Lock-Up will expire if the closing bid price for the Company's Common Stock is $5.00 or more for three consecutive trading days.

     If the Option is not exercised, the Company will be required to pay liquidated damages to the Subscribers of 3% per month (for such Lock-Up period) on the $2,500,000 initial investment. In addition, if the Option is not exercised, the Reset Rights will continue to be in effect.

Reset Rights


     Pursuant to the Agreements, as amended, the Subscribers received certain reset rights (the "Reset Rights") that may require the Company to issue additional shares of Common Stock to the Subscribers in the future (the "Reset Shares"). The Subscribers are entitled to additional shares of Common Stock, without the payment of additional consideration, to account for a decrease in the market value of the Common Stock after the Subscription Date. The Subscribers may first be entitled to such additional shares on January 2, 1999 ("Trigger Date"). The Company may also be required to issue Reset Shares every thirtieth day after the Trigger Date until the Subscriber has reset its entire purchase price (the Trigger Date and each of such other dates, a "Repricing Date"). If 77% of the average closing bid price for the Common Stock for the five trading days immediately preceding, but not including, the Repricing Date (the "Average Price") is lower than the Purchase Price, then, at each Subscriber's election, not less than 5% and not more than 25% of the shares received by such Subscriber for the purchase price paid to the Company for such shares (the "Designated Portion"), shall be subject to the Reset Rights. To account for any deficiency between the Average Price and the Purchase Price, the Company will issue additional shares to the Subscribers equal to the number of additional shares that could be purchased for the Designated Portion on the Repricing Date.

     In lieu of delivering additional shares pursuant to the Reset Rights, the Company has received certain repurchase rights. The repurchase rights provide that the Company may, in the event the average closing bid price for the Common Stock on the Nasdaq SmallCap Market for the five trading days immediately preceding, but not including, a Repricing Date (the "Redemption Price") is less than $2.50 per share, deliver to each Subscriber a sum of money determined by multiplying the number of additional shares otherwise deliverable by the Redemption Price.


Put Rights

     The Company also has the right to "put" up to $3,000,000 of its Common Stock to the Subscribers during the two year period commencing on the Subscription Date (the "Put Rights"). Such Put Rights contemplate the issuance of shares of Common Stock required to be purchased from time to time by the Subscribers (the "Put Shares") after delivery of a notice (a "Put Notice") from the Company, at a price equal to 88% of the average closing bid prices of the Company's Common Stock over the five-day trading period beginning two trading days prior to the date the Put Notice is given and ending two trading days after the Put Notice is given. The obligation of the Subscribers to purchase Common Stock pursuant to the exercise by the Company of the Put Rights is subject to various conditions, including conditions relating to minimum market price, minimum trading volume and timing. The number of shares of Common Stock that the Company may issue at any one time upon exercise by the Company of the Put Rights is limited, depending upon the average closing bid price for the Common Stock and the average daily Common Stock trading volume for the 15 days immediately preceding the date of the Put Notice.

Right of First Refusal

     If the Company seeks to sell shares of its Common Stock to prospective investors at any time after the Subscription Date until the later of 90 days after the effective date of a registration statement covering the Securities or 270 days after the Subscription Date, the Company must give the Subscribers (i) prior written notice of such sale and (ii) an opportunity to purchase an amount of Common Stock to maintain their respective proportionate interests in the Company (the "Right of First Refusal"). The Right of First Refusal must be on the same terms and conditions offered to the prospective investors.

                                  The Offering

Securities offered by the Selling Shareholders       3,321,226 shares (a)

Common Stock outstanding
     before and after the offering hereby...         6,334,833 shares (b)

Nasdaq symbol...............................         RNET



(a) Includes: (i) 1,250,000 shares of Common Stock issued to the Subscribers pursuant to the Agreements; (ii) 972,250 shares of Common Stock, representing an estimate of shares issuable to the Subscribers pursuant to certain provisions of the Agreements, including but not limited to exercise of the Reset Rights by the Subscribers; (iii) 500,000 shares of Common Stock reserved for issuance pursuant to the Warrants; (iv) an aggregate of 43,716 shares of Common Stock issued to the Placement Agents in the Private Placement; (v) an aggregate of 180,260 shares of Common Stock issued to various third parties; and (vi) an aggregate of 375,000 shares of Common Stock issuable pursuant to exercise of options issued to various third parties.

(b) Does not include: (i) 930,166 shares of Common Stock issuable upon exercise of stock options granted to employees, directors and consultants of the Company under the Company's stock option plans and 531,006 shares of Common Stock issuable upon exercise of various non-plan stock options granted to employees and consultants of the Company; (ii) 2,415,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants (as defined herein); (iii) 420,000 shares of Common Stock issuable upon exercise of warrants granted to Whale Securities Co., L.P.; (iv) 1,015,498 shares of Common Stock issuable upon exercise of warrants issued by the Company, including 500,000 shares of Common Stock issuable upon exercise of the Financing Warrants (as defined herein) and 500,000 shares issuable upon exercise of the Warrants; (v) an indeterminable number of shares of Common Stock issuable by the Company if it fails to register, or to maintain an effective registration statement with respect to, the Financing Shares (as defined herein) and the shares of Common Stock issuable upon exercise of the Financing Warrants; (vi) an indeterminable number of shares of Common Stock over the number of shares of Common Stock offered hereby that are issuable by the Company pursuant to the Reset Rights and the Put Rights; and (vii) 200,000 shares of Common Stock that may be issuable pursuant to a consulting agreement between the Company and a third party and 200,000 shares of Common Stock that may be issuable to such party upon exercise of a warrant granted pursuant to such agreement.

                                  Risk Factors

       The securities offered hereby involve a high degree of risk. The securities should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

                          Summary Financial Information

       The summary financial data set forth below is derived from and should be read in conjunction with the audited financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


Statement of Operations Data:


                                                    Fiscal Year Ended June 30,
                                                --------------------------------
                                                  1997                 1998
                                                  ----                 ----
Net loss........................................   $(3,817,652)    $(8,261,734)
Basic and diluted loss per share................         (1.87)          (1.91)
Weighted average number of shares outstanding...     2,044,339       4,336,405

Balance Sheet Data:


                                                          At June 30, 1998
                                                --------------------------------
                                                    Actual          Pro Forma(a)
                                                    ------          ------------
                                                                    (unaudited)

Working capital................................. $1,497,226         $2,152,226
Total assets....................................  3,784,920          4,439,920
Total liabilities...............................  1,296,139          1,296,139
Shareholders' equity............................  2,488,781          3,143,781

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(a) Gives effect to the issuance of 333,334 shares of Common Stock to the Subscribers for net proceeds of approximately $655,000 and 13,115 shares of Common Stock issued to the Placement Agents, all of which was released from escrow on October 2, 1998 after shareholder approval of such, as required pursuant to the rules of the Nasdaq SmallCap Market, was obtained on September 24, 1998. Also gives effects to the issuance of 138,890 shares of Common Stock to the Subscribers pursuant to the Agreements, as amended. Does not give effect to any additional shares of Common Stock that may be issuable pursuant to the exercise of the Warrants or pursuant to any other provision of the Agreements or pursuant to exercise of any outstanding options or warrants.

                                  RISK FACTORS

         The securities offered hereby are highly speculative and involve a high degree of risk and therefore should not be purchased by anyone who cannot afford a loss of his or her entire investment. Each prospective investor should carefully review and consider the following risks before making an investment decision.

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by the words "believe," "expect," "intend," "estimate" and similar expressions. Those statements appear in a number of places in this report and include statements regarding the intent, belief or current expectation of the Company or its directors or officers with respect to, among other things, trends affecting the Company's financial conditions and results of operations and the Company's business and growth strategies. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors (such factors are referred to herein as "Cautionary Statements"). The accompanying information contained in this Prospectus, including the information set forth under "Plan of Operation" and "Business" identifies important factors that could cause such differences. Such forward-looking statements speak only as of the date of this report, and the Company cautions potential investors not to place undue reliance on such statements. The Company undertakes no obligation to update or revise any forward-looking statements. All subsequent written or oral forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.


         Development Stage Company; Lack of Meaningful Revenues; Significant and Continuing Losses; Explanatory Paragraph in Independent Public Accountants Report. The Company was organized in 1992, was reorganized in 1995 and was in the development stage until its acquisition of FMS in December 1997. Since its inception, the Company has been primarily engaged in test broadcasting of The Recovery Network in limited markets (which was launched nationally in April
1997), affiliate marketing and development, acquisition and production of programming, establishing Recovery Talk Radio and the Help Line and forming relationships with individuals and organizations in the recovery field. Accordingly, the Company has a limited relevant operating history upon which an evaluation of the Company's performance and prospects can be made. Such prospects must be considered in light of the numerous risks, expenses, problems, and difficulties typically encountered in establishing a new business and launching and expanding a cable television network. The Company has not generated any meaningful revenues and does not expect to generate any meaningful revenues for the foreseeable future. To date, the Company has incurred significant net losses, including net losses of $1,223,829 and $3,817,652 and $8,261,734 for the years ended June 30, 1996, 1997 and 1998, respectively. At June 30, 1998, the Company had an accumulated deficit of $14,158,853 and, since June 30, 1998, unaudited information indicates that the Company has continued to incur significant losses. The Company expects to incur substantial up-front capital expenditures and operating costs in connection with the operation and expansion of The Recovery Network, satellite transmission of its programming and the development and production of television programming, which will result in significant losses for the foreseeable future. There can be no assurance that the Company will ever generate significant revenues or achieve profitable operations. The Company's independent public accountants have included an explanatory paragraph in their report on the Company's financial statements, stating that certain factors raise substantial doubt about the Company's ability to continue as a going concern. See "Plan of Operation" and Financial Statements.


         Significant Capital Requirements; Continuing Need for Additional Financing. The Company's capital requirements have been and will continue to be significant, and its cash requirements have been exceeding its cash flow from operations. During the fiscal period ended June 30, 1998, the Company's operating cash flow requirements exceeded operating cash flow sources by $7,142,233 due to, among other things, costs associated with program development, reduction in accrued expenses and accounts payable and affiliate marketing efforts. The proceeds from the Company's initial public offering ("IPO") have been substantially expended and the proceeds from the Private Placement will provide the Company with sufficient capital only through approximately November 30, 1998. The Company is therefore dependent on obtaining additional financing. There can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail and possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing shareholders.

         Dilution; Impact of the Exercise of Reset Rights, Put Rights and Warrants. The purchasers of the Shares offered hereby will experience immediate and substantial dilution in the net tangible value of their shares of Common Stock in the event of the exercise of the Reset Rights by the Subscribers or the Put Rights by the Company, each of which is available in certain circumstances pursuant to the Agreements, as amended, or in the event of the exercise of the Warrants by the Subscribers. The exercise of any of the Reset Rights, the Put Rights and the Warrants will result in the issuance of Common Stock, at discounts from future market prices of the Common Stock, which could result in substantial dilution to existing holders of Common Stock. The sale of such Common Stock acquired at a discount could have a negative impact on the trading price of the Common Stock and could increase the volatility in the trading price of the Common Stock. Moreover, if the trading price of the Common Stock were to decrease significantly, the issuance of Common Stock pursuant to the Reset Rights could conceivably effect a change of control of the Company.


         Uncertainty of Ability to Implement Plan of Operation. The Company's proposed plan of operation and prospects will be largely dependent on the success of its affiliate marketing efforts, including its ability to enter into affiliation agreements with operators of local cable systems with a significant number of subscribers or other arrangements for the airing of The Recovery Network, its ability to successfully operate under the Transponder Contract, develop or acquire sufficient television programming to enable the Recovery Network to expand its hours of broadcast, achieve significant viewer loyalty, attract advertisers and develop or enter into arrangements for the supply of products, such as videotapes, audio cassettes and books to merchandise. The Company has limited experience in developing and operating a cable television network and marketing recovery and prevention-related products and services, and there is limited information available concerning the potential performance or market acceptance of The Recovery Network and recovery and prevention-related products and services. There can be no assurance that the Company will be able to implement its business plan successfully or that unexpected expenses, problems, or technical difficulties will not occur which would result in material delays in its implementation.


         New Concept; Uncertainty of Market Acceptance of The Recovery Network by Cable System Operators, Viewers and Advertisers; Limited Affiliation Arrangements. The Recovery Network and the Company's recovery and prevention-related products and services involve a new business concept. As is typical in the case of a new concept in the entertainment industry, demand and market acceptance of The Recovery Network and recovery and prevention-related products and services are subject to a high level of uncertainty. The Company has not conducted and does not intend to conduct any independent market or concept feasibility studies, nor does it currently expect to conduct any additional market testing activities. The Company's prospects will be significantly affected by the success of its affiliate marketing efforts, the acceptance of its programming by potential viewers and its ability to attract advertisers. Achieving market acceptance for The Recovery Network and the Company's recovery and prevention-related products and services will require significant effort and expenditures by the Company to create awareness and demand by viewers, advertisers and cable operators that potentially will carry The Recovery Network. Until August 31, 1998, ATN's subscribers represented the majority of all of the households which received broadcast of The Recovery Network's programming. After the termination of the Nesting Contract in August 1998, the Company is entirely dependent on its own affiliate marketing efforts to obtain affiliate agreements with cable operators. Currently, the Company's only such arrangements are with Cablevision, Cox
Communications, Telecommunications, Inc. and Cable One, which provide the Company in the aggregate with approximately 3 million subscribers. Although the Company believes that the socially responsible nature of The Recovery Network's programming provides a valuable community service, cable system operators may be reluctant to provide air time for The Recovery Network and advertisers may be reluctant to pay for advertising time until such time, if ever, as the Company is able to demonstrate meaningful viewer loyalty. The Company's strategy and preliminary and future marketing plans may be subject to change as a result of a number of factors, including progress or delays in the Company's affiliate marketing efforts, the nature of possible affiliation and other broadcast arrangements which may become available to it in the future and factors affecting the cable television industry. There can be no assurance that the Company's strategy will result in initial or continued market acceptance for The Recovery Network and the Company's recovery and prevention-related products and services.

         Uncertainty of Program Development and Production and Program Acquisition. The Company will be required to commit considerable time, effort, and resources to continue development and production of its programming. The Company's development and production efforts are subject to all of the risks inherent in the development and production of new programming, including unexpected delays, expenses, technical problems and difficulties, as well as the possible insufficiency of funds to complete satisfactory development and production of programming, which could result in abandonment or substantial change in programming. There can be no assurance that the Company's program development and production efforts will be successfully completed on a timely basis, or at all, or that unexpected events will not occur which would result in increased costs or material delays in program development and production and delays in the Company's ability to air original programming. The Company's success will also be partially dependent upon its continued ability to acquire or license suitable programming. Although the Company has been successful in licensing over 125 hours of programming to date, there can be no assurance that it will be able to continue to license suitable programming on acceptable terms, or at all. Accordingly, the Company's ability to obtain programming is subject to a high degree of uncertainty. Failure to obtain sufficient programming on acceptable terms would have a material adverse effect on the Company.


         Broadcast   Interruptions  and  Equipment  Failures.   The  Company  is
dependent upon the Transponder Contract to provide the necessary services to enable The Recovery Network to broadcast its programming through cable systems with which the Company directly enters into affiliation agreements. It is possible that the Company could experience broadcast interruptions and equipment failures which could last for a significant period of time. Broadcast interruptions or equipment failures affecting broadcasting of The Recovery Network's programming could adversely affect viewer perception of, and advertiser confidence in, The Recovery Network and could result in loss of advertising revenue, which could have a material adverse effect on the Company.


         Risks Relating to Joint Venture. As of June 30, 1998, the Company and TCII have each made capital contributions to Recovery Interactive of approximately $668,000, substantially all of which have been expended. These contributions by the Company and TCII were not sufficient to fund Recovery Interactive's implementation of its business plan. In October 1998, the Company and TCII amended the joint venture to admit FHC Internet Services, L.C. as a member, and each party made cash and non-cash contributions to capital. The joint venture arrangement is subject to termination by any party under certain conditions. Although the Company believes that the joint venture will provide the Company with significant opportunities relating to an Internet business, there can be no assurance that the joint venture will be commercially successful or will not be terminated.

         Risks Relating to the Development and Supply of Recovery Related Products; Risks Related to Recovery Direct; Uncertainty of Commercial Acceptance of Recovery Related Products. The Company has just recently begun to enter into arrangements for the supply of recovery and prevention-related products to market and to offer them to the public, and has generated approximately $695,000 of revenues through June 30, 1998 from its product sales activities. Development of such business is subject to all of the risks associated with the development of a new line of business, including unexpected delays, as well as insufficiency of funds to complete satisfactory development of products and services. To the extent the Company enters into arrangements for the supply of recovery and prevention-related products with third parties, the Company will be dependent upon its suppliers to, among other things, satisfy the Company's quantity and performance specifications and to dedicate sufficient production capacity to meet the Company's scheduled delivery requirements. Additionally, the Company has not conducted and does not intend to conduct any formal market studies or feasibility studies for any potential products. Achieving market acceptance for recovery and prevention-related products will require substantial marketing efforts, expenditure of significant funds and use of commercial time on The
Recovery Network and Recovery Talk Radio otherwise available for sale to advertisers to inform potential customers of potential products. There can be no assurance that the Company will continue to be able to develop or enter into arrangements for the supply of recovery and prevention-related products or that the Company's efforts will result in successful product commercialization or initial or continued market acceptance for any potential recovery and prevention-related products.


         Risks Relating to FMS Acquisition. In December of 1997, the Company acquired all of the outstanding stock of FMS. FMS's revenues from the educational, institutional and correctional markets, which are its primary markets, have been declining steadily for several years. It is likely that FMS will require substantial additional capital in order to produce new products and expand its sales and marketing efforts. Under the terms of the Merger Agreement, the Company is required to contribute up to $150,000 per year to produce additional films, but does not intend to make any additional capital contributions beyond that. There can be no assurance that the $150,000 will be adequate to develop sufficient new product or that FMS will otherwise be able to fund its ongoing operations.

         Factors Affecting Cable Television Industry. The Company's business is concentrated in the cable television industry which is continually evolving and subject to rapid change. Recently, direct satellite services ("DSS") and digital cable deployment and advances in signal compression/decompression technologies have begun to create additional channel capacity and new opportunities for television networks. There can be no assurance, however, that DSS or such other technologies will be further developed or utilized to expand channel capacity. The Company's growth strategy is based, in part, upon the continued growth of the cable and DSS industries and the expected increased availability of channel capacity. If the cable industry grows slower than expected or ceases to grow or if channel capacity does not expand as rapidly as expected, or ceases to grow, the Company may not be able to enter into a sufficient number of affiliation agreements or other arrangements for the carriage of The Recovery Network, which would have a material adverse effect on the Company.

         Government Regulation. The cable television industry is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the Federal Communications Commission ("FCC"). Regulations governing the rates that can be charged to subscribers by cable systems not in markets subject to effective competition from other multichannel video program distributors could adversely affect the ability of cable systems with limited channel capacity to finance rebuilding or upgrading efforts to increase channel capacity or otherwise restrict their ability to add new programming such as The Recovery Network. In addition, federal "must-carry" rules requiring cable operators to devote up to one-third of their channels to carriage of local commercial TV broadcast stations (and additional channels for non-commercial educational TV stations); commercial leased access rules designating 10% to 15% of system channels for lease by unaffiliated programmers; and local regulatory requirements mandating additional channel set-asides for public, governmental and educational use could reduce channel availability which might otherwise be available for The Recovery Network on many cable systems. Statutory provisions and FCC rules governing relationships among cable systems and competing forms of multichannel video program distribution, as well as the relationships between the Company and its cable system affiliates could adversely affect the marketability of the Company's programming and the ability of the Company to enter into arrangements for the distribution of its programming.

         Federal  and  state   regulation   governing   interactive  or  on-line
information  services  and  potentially  affecting  the  activities  of Recovery
Interactive is currently evolving. Regulations governing purchases of information services via toll-free telephone calls and laws governing obscene, indecent, or otherwise unlawful communications have been or may be adopted, and there can be no assurance whether such laws and regulations will be applied to, and therefore affect, the business and operations of Recovery Interactive. Additional laws and regulations are currently being considered by the federal government and many state and local governments. There can be no assurance that these or existing laws or regulations will not be applied in a manner that will adversely affect the Company's business or operations.

         Proposals for additional or revised statutory or regulatory requirements are considered by Congress, the FCC and state and local governments from time to time, and a number of such proposals are currently under consideration. Amendments to or interpretations of existing statutes and regulations, adoption of new statutes or regulations or expansion of the Company's operations could further restrict channel availability for The Recovery Network, require the Company to alter methods of operation (the cost of which may be prohibitive) limit the types of programming or services that the Company intends to provide, modify the content of its programming or require the Company to obtain regulatory approvals, any of which could result in material interruptions of operation. There can be no assurance that the Company will be able to comply with additional applicable statutory or regulatory requirements.

         Competition. The Recovery Network will compete with all other existing and planned television networks and other television programming for available air time, channel capacity, advertiser revenue and revenue from license fees. Many of these television networks and producers of television programming are well-established, have reputations for success in the development and operation of television networks and/or development of television programming, have established significant viewer loyalty and have significantly greater industry, financial, marketing, programming, personnel and other resources than the Company. In addition, if cable television channel capacity increases as the Company expects, competition from smaller competitors and other start-up television networks could increase significantly. Although the Company is not aware of any television network with programming focusing principally on Recovery Issues and Prevention Issues, there are an increasing number of recently introduced or planned cable networks which focus on overall life-style, self-improvement and health themes and there are numerous programs which address Recovery Issues and Prevention Issues. Moreover, because The Recovery Network's programming is intended to provide information and support to persons facing Recovery Issues and Prevention Issues, The Recovery Network and the Company's recovery and prevention-related products and services will compete with other products and services which perform similar functions, such as support groups, self-help videos, audio cassettes and books and helplines. There can be no assurance that the Company will be able to successfully compete for air time, channel capacity, advertiser time or viewership.


         Uncertainty of Protection of Proprietary Information. The Company has pending registration applications in the United States Patent and Trademark Office for fifteen trademarks, including the "Recovery Network" trademark. The Company believes that its trademarks and copyrights, including "The Recovery

Network" trademark and tradename and the signature look of the network, have significant value and are important to the marketing and promotion of The Recovery Network and the Company's recovery and prevention-related products and services. Although the Company believes that its trademarks and copyrights do not and will not infringe trademarks or violate proprietary rights of others, it is possible that existing trademarks and copyrights may not be valid or that infringement of existing or future trademarks or proprietary rights may occur. In the event the Company's trademarks or copyrights infringe trademarks or proprietary rights of others, the Company may be required to change the name of its network, proposed television shows, radio talk show or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, on acceptable terms and conditions, or at all. Failure to do any of the foregoing could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a trademark infringement or proprietary rights violation action. Moreover, if the Company's trademarks or copyrights infringe the trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could have a material adverse effect on the Company.


         The Company also relies on trade secrets and proprietary know-how and employs various methods to protect its concepts, ideas and the documentation of its television programming and concepts in development. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how, concepts, ideas and documentation. Furthermore, although the Company has and expects to have confidentiality and non-competition agreements with its employees and appropriate consultants, there can be no assurance that such arrangements will adequately protect the Company's trade secrets or that others will not independently develop programming similar to that of the Company.

         Insurance and Potential Liability. The operation of a television, radio and interactive media business subjects the Company to possible liability claims from others, including viewers, listeners and callers to the Help Line for claims arising from the unauthorized use of name or likeness, invasion of privacy, defamation and slander. The Company maintains general liability insurance (with coverage in amounts of up to $1,000,000 per occurrence and $1,000,000 per annum), including insurance relating to personal injury and advertising injury, in amounts which the Company currently considers adequate. Nevertheless, a partially or completely uninsured claim against the Company, if successful, could have a material adverse effect on the Company.

         Control by Management. The Company's current executive officers and directors in the aggregate, beneficially own approximately 20.8% of the outstanding Common Stock. Accordingly, such persons may have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's shareholders for approval.


         Dependence on Key Personnel; Need for Qualified Personnel. The success of the Company will be largely dependent on the personal efforts of William D. Moses, Chairman of the Board and Chief Executive Officer of the Company, and other key personnel. Neither Mr. Moses nor any officer of the Company, prior to joining the Company, had been employed by a company in the areas of social and behavioral health issues. The Company entered into an employment agreement with Mr. Moses which expired on September 30, 1998. The Company and Mr. Moses are currently holding conversations regarding the terms of a new employment agreement. The loss of the services of Mr. Moses or other key personnel would have a material adverse effect on the Company's business and prospects. The Company has obtained key-man life insurance in the amount of $2,000,000 on the life of Mr. Moses. The success of the Company will also be dependent upon its ability to hire and retain additional qualified industry, programming, marketing, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to hire or retain
                                      -13-
additional qualified personnel. Any inability to attract and retain qualified personnel would have a material adverse effect on the Company.

         No Dividends. To date, the Company has not paid any cash dividends on the Common Stock and does not expect to declare or pay dividends on the Common Stock in the foreseeable future. In addition, the payment of cash dividends may be limited or prohibited by the terms of future loan agreements or the future authorization and issuance of Preferred Stock.


         Possible Adverse Effect of Outstanding Options and Warrants. As of the date of this Prospectus, there are 531,006 shares reserved for issuance upon exercise of outstanding non-plan stock options, of which 87,176 are exercisable at an exercise price of $2.32 per share, 18,000 are exercisable at an exercise price of $1.56 per share, 23,247 are exercisable at an exercise price of $3.10 per share, 50,000 are exercisable at an exercise price of $2.50 per share, 350,000 are exercisable at an exercise price of $2.00 per share and 2,583 are exercisable at an exercise price of $5.00 per share; 930,166 shares are reserved for issuance upon exercise of outstanding options under the Company's stock option plans of which 141,420 are exercisable at $5.00 per share and 788,746 are exercisable at $1.56 per share. In addition, as of the date of this Prospectus, there are 1,015,498 shares reserved for issuance upon exercise of outstanding warrants, including 500,000 shares reserved for issuance upon exercise of the Financing Warrants (as defined herein) and 500,000 shares reserved for issuance upon exercise of the Warrants. The Financing Warrants are exercisable until March 6, 2002 at a price of $5.50 per share. To the extent warrants or options are exercised, dilution of the interests of the Company's Common Stock may occur. Moreover, the terms upon which the Company will be able to obtain additional equity financing may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain capital on terms more favorable to the Company than those provided by such options and warrants.


         No Assurance of Public Market; Possible Volatility of Market Price of Common Stock and Warrants. Prior to the Company's IPO, there was no public trading market for the Common Stock or Redeemable Warrants (as defined herein). There can be no assurance that a regular trading market for the Common Stock or Redeemable Warrants (as defined herein) will be sustained. The market prices of the Company's securities following this offering may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results, announcements by the Company or its competitors, introduction of new programs by the Company or its competitors, changes in financial estimates of securities analysts and factors effecting the cable television industry generally may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.


         Possible Delisting of Securities from Nasdaq Systems; Risks Relating to Penny Stocks. In order to continue to be listed on the Nasdaq SmallCap Market, the Company must maintain $2,000,000 in net tangible assets and a $1,000,000 market value on the public float. In addition, continued inclusion requires two market makers, a minimum bid price of $1.00 per share and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock and Redeemable Warrants from the Nasdaq SmallCap Market, and trading, if any, in the Common Stock and Redeemable Warrants would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Redeemable Warrants. As of the October 23, 1998, the bid price for
                                      -14-
the Common Stock was $2.06 per share. There can be no assurance that the minimum bid price of the Common Stock will remain above $1.00 per share.


         In addition, if the Common Stock and Redeemable Warrants were to become delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock were to remain below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the Common Stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.


         Shares Eligible for Future Sale; Registration Rights. The Company has 6,334,833 shares of Common Stock outstanding (assuming no exercise of outstanding options or warrants). Of such shares 2,521,250 shares of Common Stock are "restricted securities", as that term is defined in Rule 144 promulgated under the Securities Act, and in the future may be sold only pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Of the 2,521,250 restricted shares, an aggregate of 1,681,139 shares are eligible for sale, without registration, under Rule 144 (subject to certain volume limitations prescribed by such rule and to the contractual restrictions described below). In addition, 833,223 of such restricted shares (not including 500,000 shares issuable upon exercise of the Financing Warrants) are subject to certain registration rights, and the Company has granted Whale Securities Co., L.P. demand and piggyback registration rights with respect to the securities issuable upon exercise of certain warrants issued thereto. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time. Substantially all of the Company's officers, directors and security holders have agreed not to (i) sell or otherwise dispose of any shares of Common Stock in any public market transaction (including pursuant to Rule 144) or (ii) exercise any rights held by such holders to cause the Company to register any shares of Common Stock for sale pursuant to the Securities Act until September 29, 1998 (September 29, 1999 with respect to the Financing Shares, Financing Warrants and shares issuable upon exercise of the Financing Warrants). The possibility that a substantial number of the Company's securities may be sold in the public market may adversely affect prevailing market prices for the Common Stock and Redeemable Warrants and could impair the Company's ability to raise capital through the sale of its equity securities.


         Limitation of Liability of Directors and Officers. As permitted by the Colorado Business Corporation Act, the Company's Articles of Incorporation provide that directors and officers of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for breach of a director's or officer's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for acts relating to unlawful distributions or for any transaction from which the director or officer derived an improper personal benefit. The Company's Articles of Incorporation also provide (subject to certain exceptions) that the Company shall, to the maximum extent permitted from time to time under the law of the State of Colorado, indemnify, and upon request shall advance expenses to, any director or officer to the extent permitted under such law as it may from time to time be in effect. The Company's bylaws require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Articles of Incorporation. As a result of these provisions, shareholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties, which may reduce the likelihood of shareholders instituting derivative litigation against directors and officers and may discourage or deter shareholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders.

                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. However, on June 29, 1998, the Company entered into the Agreements with the Subscribers (the "Private Placement"). The Company received net proceeds of approximately $2,200,000 from the sale of the Shares to the Subscribers pursuant to the Private Placement. In addition to the proceeds received in the Private Placement, the Company may receive $3 million pursuant to a "put" provision in the Agreements that is subject to various conditions, including those relating to minimum market price, minimum trading volume and timing. There can be no assurance that the Company will exercise the Put Rights or receive any of the proceeds therefrom. The net proceeds from the sale of the Shares to the Subscribers are being used by the Company for working capital and general corporate purposes. The proceeds from the exercise of the Warrants or the options issued to certain of the Selling Shareholders, if any, will be used by the Company for working capital and general corporate purposes.

         The Company anticipates that the proceeds of the Private Placement, together with projected revenues from operations, will be sufficient to fund the Company's operations and capital requirements until approximately November 30, 1998. There can be no assurance, however, that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. There can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.


         Proceeds not immediately required for the purposes described above will be invested principally in short-term bank certificates of deposit, short-term securities, United States Government obligations, money market instruments and/or other interest-bearing investments.

                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on its Common Stock, and the Board of Directors does not intend to declare or pay any dividends on its Common Stock in the foreseeable future. The Board currently intends to retain all available earnings (if any) generated by the Company's operations for the development and growth of its business. The declaration in the future of any cash or stock dividends on the Common Stock will be at the discretion of the Board and will depend upon a variety of factors, including the earnings, capital requirements and financial position of the Company and general economic conditions at the time in question. In addition, the payment of cash dividends on the Common Stock in the future could be limited or prohibited by the terms of financing agreements that may be entered into by the Company (e.g., a bank line of credit or an agreement relating to the issuance of debt securities of the Company) or by the terms of any Preferred Stock that may be authorized and issued.

                              PLAN OF DISTRIBUTION

         The Shares may be offered for sale from time to time by the Selling Stockholder or their pledgees, donees, transferees or other successors in interest, in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Shareholders or through one or more broker-dealers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and such broker-dealers may be deemed to be "underwriters" within the meaning of the of Securities Act, and any discounts, commissions and concessions and any profit realized on any sales of the Shares may be deemed to be underwriting compensation.

                                LEGAL PROCEEDINGS

         The Company is not a party to, nor is any of its property, the subject of, any material pending legal proceedings.

                                 CAPITALIZATION


         The following table sets forth (i) the capitalization of the Company as of June 30, 1998, and (ii) the pro forma capitalization at such date after giving retroactive effect to the issuance of 333,334 shares of Common Stock to the Subscribers for net proceeds of approximately $655,000, 13,115 shares of Common Stock to the Placement Agents and 138,890 shares of Common Stock to the Subscribers for no additional proceeds.



                                                                          June 30, 1998
                                                              ---------------------------------------
                                                                  Actual             Pro Forma (a)
                                                                  ------             -------------
                                                                                      (unaudited)

Short-term debt, including current portion of capital lease
   obligation...............................................        $17,029                 $17,029
                                                              ===============     =================
Long-term obligation under capital lease, net of current
   maturities...............................................        $13,126                  13,126
                                                              ---------------     ------------------
Shareholders' equity:
   Common Stock, $.01 par value: 25,000,000 shares
      authorized; 5,791,494 shares issued and
      outstanding, actual and 6,334,833 shares issued
      and outstanding, pro forma ...........................         57,915                   63,348
      Additional paid-in capital............................     17,050,969               17,700,536
      Prepaid consulting ...................................       (461,250)                (461,250)
      Deficit accumulated in the development stage..........    (14,158,853)             (14,158,853)
                                                              ---------------          --------------
      Total shareholders' equity (deficit)..................      2,488,781                3,143,781
                                                              ---------------          --------------
      Total capitalization..................................     $2,501,907               $3,156,907
                                                              ===============          ==============



(a) Gives effect to the issuance of 333,334 shares of Common Stock to the Subscribers for net proceeds of approximately $655,000 and 13,115 shares of Common Stock to the Placement Agents, all of which was released from escrow on October 2, 1998 after shareholder approval of such, as required pursuant to the rules of the Nasdaq SmallCap Market, was obtained on September 24, 1998. Also gives effect to the issuance of 138,890 shares of Common Stock to the Subscribers pursuant to the Agreements, as amended. Does not give effect to any additional shares of Common Stock that may be issuable pursuant to the exercise of the Warrants or pursuant to any other provision of the Agreements or pursuant to exercise of any outstanding options or warrants.

                     MARKET FOR THE COMPANY'S COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS


         Prior to September 29, 1997, there was no market for the Company's securities. From September 29, 1997 until January 7, 1998, one share of the Company's Common Stock and one Redeemable Warrant (which entitled the holder to purchase one share of Common Stock at a price of $5.50 per share through the close of business on September 29, 2002, or an earlier redemption date) (each, a "Redeemable Warrant" and collectively, the "Redeemable Warrants") traded as a unit (each, a "Unit" and collectively, the "Units"). Starting on January 9, 1998, shares of the Company's Common Stock and the Redeemable Warrants began trading separately. In all cases, the Company's Units, Common Stock and Redeemable Warrants traded on the Nasdaq SmallCap Market. The table below sets forth the high and low closing bid prices for the Units, the Common Stock and the Redeemable Warrants, as reported on the Nasdaq SmallCap Market, during the period September 29, 1997 to September 30, 1998. The quotations represent inter-dealer quotations without adjustment for retail mark-ups, mark-downs or commissions and may not represent actual transactions:


                                                  Common Stock             Redeemable Warrants          Units
                                                  ------------             -------------------         ------
                                                High         Low         High         Low         High         Low

Quarter Ended September 30, 1997........        N/A          N/A         N/A          N/A        7 5/8         5 1/4
Quarter Ended December 31, 1997.........        N/A          N/A         N/A          N/A        7 1/4         3 5/8
Quarter Ended March 31, 1998............        4 1/8        3           1            5/8        3 7/8         3 1/2
Quarter Ended June 30, 1998.............        6 1/2        2 3/4       1 5/8        7/16       N/A           N/A
Quarter Ended September 30, 1998........        2 3/16       1             5/8        1/8        N/A           N/A

         As of the date of this Prospectus, the Company has outstanding 6,334,833 shares of Common Stock owned by approximately 108 holders of record, and 2,413,900 Redeemable Warrants owned by approximately 3 holders of record.

                                PLAN OF OPERATION


         In April 1997, the Company nationally launched The Recovery Network, a cable television network. Pursuant to a nesting contract (the "Nesting
Contract") with ATN, ATN provided satellite uplink, master control and other related services (collectively, the "ATN Services") on its satellite transponder to The Recovery Network for two hours of telecast time every day to subscribers of cable systems with which ATN had affiliation agreements. The Nesting Contract, as amended, expired on August 31, 1998.

         On September 1, 1998, The Recovery Network began broadcasting a 4 hour block of programming that repeats 6 times a day to approximately 3,000,000 subscribers. The Company entered into a five year contract with Group W Network Services, a division of CBS corporation ("Group W"), pursuant to which Group W is to supply a fully dedicated Digital Satellite Transponder master control and uplink utilizing Scientific Atlanta's Power Vu equipment (the "Transponder
Contract"). The Transponder Contract affords the Company the potential to transmit its signal throughout North America 24 hours a day, 7 days a week. The Company currently has obtained distribution of its programming with Cablevision, Cox Communications, Telecommunications, Inc. and CableOne (the "Affiliated Systems").

         The Company has also identified and is targeting all local cable systems in the United States with at least 50,000 subscribers and is engaged in a general marketing campaign ("affiliate marketing") directed at gaining more viewers. The Company intends to evolve into a full-time digital cable network, and in turn, generate the traditional licensing fees from cable operators.

         To date, the Company has incurred significant net losses, including net losses of $1,223,829, $3,817,652 and $8,261,734 for the years ended June 30,
1996, 1997 and 1998, respectively. The Company anticipates that the continuing evolution of the Company's cable television network, together with its world wide web site on the Internet and its radio show will enable the Company to achieve greater distribution of both its programming and the other products and services it offers. In turn, the Company expects to market and promote its revenue opportunities. The Company anticipates that it will generate revenues from advertising sales on The Recovery Network, Recovery Interactive and Recovery Talk Radio, merchandising recovery-related products and services on The Recovery Network, Recovery Interactive, Recovery Talk Radio, and through Recovery Direct. The Company expects to generate revenues from Recovery TeleCare by providing callers with telephone counseling. The Company also expects to generate revenues from license fees from cable operators for its programming as Recovery Network evolves into a full-time digital cable network. The Company does not expect that it will generate any meaningful revenues from fees until such time, if ever, that it enters into affiliation agreements providing the Company with a significant subscriber base. There can be no assurance that the Company will be able to enter into affiliation agreements with local cable systems with a sufficient number of subscribers, achieve significant viewer loyalty or attract advertisers for The Recovery Network, generate meaningful revenues or achieve profitable operations. The Company also anticipates that Recovery Interactive will generate revenue from monthly subscriber fees from managed care companies, insurance companies and employers for delivering mental and behavioral health benefits to covered individuals, advertising and merchandising although there can be no assurance that Recovery Interactive will generate meaningful revenues or achieve profitable operations. Finally, the Company has in the past obtained federal grant moneys of an aggregate of $63,200 from the Center for Substance Abuse Treatment and the Center for Substance Abuse Prevention and expects to continue to obtain federal grant moneys in the future. There can be no assurance, however, that the Company will be able to obtain federal grant moneys.

Liquidity and Capital Resources

         The Company's primary capital requirements in the next twelve months will be to fund the costs of its affiliate marketing efforts, sales of advertising time and producing and acquiring programming, satellite transponder costs, costs for uplink, master control and transmission services, and other working capital expenses.

         The Company's capital requirements have been and will continue to be significant and its cash requirements have been exceeding its cash flow from operations. At June 30, 1998, the Company had a working capital surplus of $1,497,226.

Due to, among other things, the lack of meaningful revenues, costs associated with program development and affiliate marketing efforts, the Company has been substantially dependent upon various private placements and its initial public offering to fund its operations.


         During the period from November 1995 through March 1, 1997, the Company issued in private placements 745,674 shares of Common Stock at prices ranging from $.77 per share to $3.48 per share for net proceeds of approximately $1,433,767. Additionally, the Company raised debt proceeds of $310,000 through another private placement. See the Company's registration statement on Form SB-2 dated September 29, 1997 for specifics of these financing activities.

         In March and April 1997, the Company completed a private financing (the "Private Financing") pursuant to which it issued an aggregate of (i) $2,000,000 principal amount of unsecured non-negotiable promissory notes bearing interest at the rate of 9% per annum (the "Financing Notes"); (ii) 400,000 shares of Common Stock; and (iii) warrants to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $5.50 per share. The offering price was $50,000 per financing unit. After payment of $200,000 in placement agent fees to the placement agent for the Company in connection with the Private Financing, and other offering expenses of approximately $262,000, the Company received net proceeds of approximately $1,538,000 from the sale of the financing units. The net proceeds of the Private Financing were used by the Company for, among things, an affiliate marketing campaign in connection with the national launch of The Recovery Network, programming expenses for the production of "Full Circle", "Testimony" and "Bottoms", a capital contribution in the amount of $200,000 to Recovery Interactive and payments under the Nesting Contract with ATN in the amount of $102,000. The Company repaid the entire principal amount of, and accrued interest on, the Financing Notes in October 1997 with proceeds received from its initial public offering.

         During July and August 1997, the Company issued Promissory Notes with an aggregate principal amount of $605,250 to five lenders (the "Promissory Notes"). The Company paid to each lender a loan origination fee in an amount equal to 5% of the Promissory Notes, or approximately $30,300. The Promissory Notes plus $95,000 of interest thereon were repaid on October 3, 1997. The net proceeds from the issuance of the Promissory Notes were used for working capital purposes. The Company incurred financing costs during the fiscal year ended June 30, 1998 of approximately $750,000 relating to the Private Financing and the Promissory Notes.

         On October 3, 1997, the Company consummated its initial public offering ("IPO") pursuant to which it issued 2,415,000 units (each, a "Unit"). Each Unit consisted of one share of Common Stock and one redeemable warrant to purchase one share of Common Stock at $5.50 per share (each, a "Redeemable Warrant"). The net proceeds received from the IPO were $10,141,757, and the amount of said proceeds utilized by June 30, 1998 was approximately $9,540,000 used principally to repay debt and pay operating expenses.

         On June 29, 1998, the Company entered into certain subscription agreements (the "Agreements") with 7 investors (collectively, the "Subscribers"). Such Agreements were amended in October 1998. Pursuant to the Agreements, the Company is entitled to aggregate proceeds of up to $5,500,000 (the "Private Placement"). The Private Placement provides for the issuance by the Company of (i) 1,250,000 shares (the "Shares") of Common Stock for $2,500,000, or $2.00 per share, (ii) additional shares of Common Stock to the Subscribers pursuant to certain other provisions of the Agreements, including shares issuable for no additional consideration pursuant to the Reset Rights in the Agreements and shares issuable for up to $3,000,000 pursuant to a "put" provision in the Agreements (the "Additional Shares"), and (iii) 500,000 shares of Common Stock upon the exercise of warrants (the "Warrants"). The Warrants are exercisable at exercise prices between $4.00 and $6.00 per share.

         In October 1998, in connection with various consulting and service agreements, the Company agreed to issue, in exchange for consulting and other services, a total of 58,000 shares of Common Stock, options to purchase 400,000 shares of Common Stock, 75,000 of which are exercisable at $2.50 per share and 325,000 of which are exercisable at $2.00 per share. The options immediately vest, and have various registration rights. If fully exercised, the aggregate proceeds from the exercise of the stock options and warrants will be $837,500.

         The Company anticipates that the proceeds received from the sale of the Shares to the Subscribers in the Private Placement, together with projected revenues from operations, will be sufficient to fund the Company's operations and capital requirements until approximately November 30, 1998. There can be no assurance, however, that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing shareholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail and possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing shareholders.


Year 2000 Compliance


         The Company is in the process of modifying or replacing software components that it uses so that such software will properly recognize dates beyond December 31, 1999 ("Year 2000 Compliance"). The cost for such modifications and replacements is not expected to be material. There can be no guarantee that the systems of such other companies will be timely converted, or that their conversion will be compatible with information included in the Company's systems, without a material adverse effect on the Company's business, financial condition or results of operations.

                                    BUSINESS

General



The Recovery Network, Inc. (the "Company") is a digital media company organized to address the social and behavioral health issues of persons affected by substance abuse, eating disorders, domestic violence, depression and child abuse, and other social and behavioral health issues. Drawing on the converging digital technologies of cable television, the Internet, and telephony services, the Company addresses the aforementioned social and behavioral issues through broadcasting The Recovery Network(TM), a cable television network which was relaunched nationally in September 1998 as a 4 hour per day program block repeated 6 times a day. The Company has contracted with CBS/Group W's Westinghouse Division to supply a fully dedicated Digital Satellite Transponder master control and uplink utilizing Scientific Atlanta's Power Vu equipment. The Company also owns a 20% interest in RecoveryNet Interactive, L.L.C. ("Recovery Interactive"), a joint venture with TCI Online RN Holdings, Inc. ("TCII") (an affiliate of Tele-Communications, Inc., "TCI") and FHC Internet Services, L.C., (an affiliate of FHC Health Systems, Inc.), formed in August 1996 and recapitalized and reorganized in October 1998. The current strategy of Recovery Interactive is to provide Internet and online behavioral health care products and services to managed care organizations, Health Management Organizations ("HMOs"), Employee Assistance Programs ("EAPs"), as well as to address the social and behavioral health issues through an integrated multimedia platform. The Company also operates Recovery TeleCare(TM). Recovery TeleCare offers a toll-fee telephone help-line (the "Help Line"), which provides our audience access both to information and help in their communities, and a specialized telephone counseling service available to callers at a cost. The Company also airs Recovery Talk Radio(TM), a nationally syndicated talk radio program introduced in December 1996 and now available on 53 stations. Finally, Recovery Direct is a wholly-owned subsidiary which markets products and services through the above-mentioned digital media to television, Internet and radio audiences and to institutional, educational and correctional markets.


Overview

         The Recovery Market


         The Company believes that the market for programming directed at social and behavioral health issues consists of four groups: (i) friends, families and co-workers (the "Affected Others") of persons afflicted with substance abuse, eating disorders, domestic violence, depression and child abuse, and other social and behavioral health issues ("Recovery Issues"); (ii) persons who are already in recovery ("Persons in Recovery") and seek the daily support and connection to others in recovery; (iii) afflicted persons who are not yet in recovery either because they are unaware of the resources that are available or are unwilling or unable to attend meetings or seek help publicly ("Afflicted Persons"); and (iv) persons seeking to prevent the onset of these problems and select positive life-style choices ("Prevention Issues"), particularly families with children. The Company believes that these four groups make up a significant portion of the nation's population.


         The Company expects that a substantial portion of its audience will be the Affected Others. According to The American Journal of Psychiatry Official Practice Guide published in November 1995, approximately 56 million persons in the United States are directly affected by alcohol abuse or addiction alone. The National Association for Children of Alcoholics estimated that in 1995 there were approximately 26.8 million children of alcoholics in the United States. A substantial number of employers and coworkers are affected by alcohol abuse in the workplace.

         Persons in Recovery include the millions of Americans who regularly attend meetings of various support groups, such as Alcoholics Anonymous, Al-Anon, Overeaters Anonymous, Cocaine Anonymous, Narcotics Anonymous, or are in some other form of treatment, including counseling. While this group is smaller than the Affected Others, the Company believes that The Recovery Network's programming will provide a useful and important service to Persons in Recovery, and that members of this group are likely to make an effort to seek out the Company's programming and to inform others in their respective support groups about The Recovery Network.

         Afflicted Persons include the estimated 43 million Americans who, according to the 1995 National Household Survey on Drug Abuse (the "National Household Survey"), are heavy or binge drinkers and the approximately 12.8 million who use illegal drugs. Afflicted Persons also include approximately 20% of the female population between the ages of 12 and 30 that Anorexia and Related Disorders, Inc. in 1992 estimated had a major eating disorder such as anorexia or bulimia or some of its symptoms, and the 59% of the adult population that Scientific American, in August 1996, estimated met the current definition of clinical obesity.

         Afflicted Persons also include persons suffering from depression and persons who wish to quit smoking. In 1993, The National Institute of Health estimated that more than 11 million Americans suffered from depression and that one in eight persons will be affected by depression sometime in their lives. The National Household Survey estimates that there were 61 million Americans who were current smokers in 1995, many of whom the Company believes wish to quit smoking.

         With the recent substantial rise in drug use, especially among adolescents, the Company believes that there is and will continue to be a growing interest in Prevention Issues, particularly in families with adolescents ages 13 to 18. According to the National Household Survey, the percentage of adolescents using illegal drugs increased 105% from 1992 to 1995, and, in 1995, approximately 18% of 18 to 20-year olds and approximately 15.6% of 16 and 17-year olds used illegal drugs. A recent survey by the National Center on Addiction and Substance Abuse cited drugs as the number one problem facing teenagers.

         Despite the perceived size of the market for recovery and prevention-related products and services, the Company believes that there is currently no effective national marketplace to enable suppliers of such products and services to reach their target consumers. The Company believes that, to date, consumers seeking recovery and prevention-related products and services have done so primarily through local support groups, such as Alcoholics Anonymous, local treatment centers, counseling through health professionals, churches and schools in their communities, and from self-help books and other materials. A disadvantage of these traditional sources is that they all require, to some extent, that the consumer publicly acknowledge that he or she is seeking information. The Company believes that many persons in its target audience may be reluctant to seek help publicly.

         The Cable Television Market

         Cable television was first developed in the late 1940s primarily to serve rural communities unable to receive broadcast television signals. By June 1995, there were more than 11,200 cable systems serving over 60 million subscribers in over 32,000 communities in the United States. Of these cable systems, 259 of them have 50,000 or more subscribers. The largest cable system in the country has over 1,000,000 subscribers, but only the 30 largest systems have 200,000 subscribers or more. Cable system operators range from large multiple system operators ("MSOs") that own many systems to small, independent systems that serve as few as several thousand households. The 10 largest MSOs control 231 of the 259 largest systems and have approximately 80% of their subscribers. Despite this concentration, each system operates under a franchise from the government of the local community in which it is located. Thus, MSOs and other cable operators have to contract with the local franchising authorities for each cable system.

         The cable industry is regulated by federal and state governments in part to help local communities insure that their community receives some benefit from the valuable local rights-of-way it grants to the cable system operator. Many local franchising authorities require that cable systems devote a portion of their channel capacity to public access, educational and governmental access channels. Many communities also expect cable systems to offer a minimum amount of channel capacity, certain system design features and programming that either originates from or addresses the needs and interests of the local community. This concept is commonly referred to in the industry as "localism." Prominent individuals in the cable industry are aware that, for a variety of reasons, the industry has not fulfilled on the promise of localism. The Company believes that, as cable franchise contracts expire and are subject to renewal over the next several years, many cable systems will need to upgrade and expand channel capacity as well as to demonstrate to the communities their continued commitment to localism to obtain renewal.

         Most programming decisions for the majority of cable systems that are owned by MSOs are made at the MSO level in negotiations between the MSO and the various television networks. Typically, these negotiations, if successful, result in one of two types of affiliation agreement. In one, the agreement specifically identifies which local cable systems will carry the programming and does not directly involve the cable system in negotiations. In the other, the agreement specifies terms that are approved at the MSO level but requires the network to negotiate affiliation agreements with each individual cable system. Many cable systems also have local channels which are designed to serve the community's needs and interests, and the decision to add programming to these channels is typically left to the discretion of the local cable system manager. Some, but not all, networks, receive license fees calculated on a per subscriber, per month basis. According to an industry survey of 41 networks in 1996, 38 networks received monthly fees ranging from $.03 per subscriber to $.70 per subscriber and three networks did not receive license fees. Of those 38 networks that received license fees, 22 networks received license fees ranging from $.10 to $.29. Generally, networks that air less than 16 hours of programming per day do not receive license fees. Also, new networks often offer their programming for some period of time after their launch free to cable systems that sign affiliation agreements within a certain time after launch. In some cases, newly-launched networks also provide affiliates with monetary launch support or other financial incentives in order to secure initial carriage.

         Channel capacity on most cable systems is currently limited. Channel capacity is generally a function of the bandwidth of the individual cable system's infrastructure. Recently developed digital technologies offer cable systems a cost effective method for expanding channel capacity. Digital technologies enable the cable systems to compress multiple digital channels into the bandwidth currently required for a single analog channel. The cable system sends the compressed, multi-channel signal to a subscriber's home where it is decompressed by a digital converter box ("digibox"). This new technology permits a cable system to expand significantly its current channel capacity with a much lower capital investment than would be required to install fiber optic cables or to make other major infrastructure upgrades. TCI, one of the nation's largest MSOs, has stated its intention to provide digiboxes to all of its subscribers, and TCI, along with a consortium of other MSOs, recently announced an order for 25 million digiboxes to be delivered and installed over the next few years.

         The recent introduction of direct satellite services ("DSS") has also increased pressure on cable systems to offer more channels and services. DSS systems offer their subscribers more than twice as many channels as all but a small number of cable systems, with better audio and video quality. The price of the satellite dishes required to receive programming has dropped to the point that DSS is currently price competitive with premium cable. There were approximately 4.5 million DSS subscribers in February 1997, and industry analysts expect that number to reach approximately 19 million by the year 2000.

         The Company believes that the combination of DSS and the conversion of cable systems from analog to digital signal transmission will create substantial additional channel capacity over the next several years. The Company believes that these developments will hasten the full time launch of The Recovery Network.

The Recovery Network


         In April 1997, the Company launched The Recovery Network nationally via satellite transmission under a nesting contract (the "Nesting Contract") with Access Television Network ("ATN"). Pursuant to the Nesting Contract, ATN provided satellite uplink, master control and other related services (collectively, the "ATN Services") on its satellite transponder to The Recovery Network for two hours of broadcast time every day to subscribers of cable systems with which ATN had affiliation agreements. The Nesting Contract, as amended, expired on August 31, 1998.

         In May 1998, the Company entered into a five year contract with Group W Network Services, a division of CBS Corporation, to provide program origination, master control operations, uplink and C-Band Satellite transponder services (the "Transponder Contract"). The Transponder Contract allows the Company to broadcast 24 hours a day, rather than the 2 hours a day under the Nesting Contract. On September 1, 1998, the Company began broadcasting a 4 hour block of programming that it repeats 6 times a day to 16 cable systems with approximately 3,000,000 subscribers. The Company's programming schedule allows cable operators the flexibility to receive the Company's signal transmission at any time.


         The Transponder Contract, however, does not provide the Company with access to subscribers as did the Nesting Contract. Therefore, in addition to its current distribution, the Company is seeking 4 hours of broadcast time per day in local cable systems in a large number of markets. The Company has identified all local cable systems in the United States with at least 50,000 subscribers and is engaged in a general marketing campaign ("affiliate marketing") directed at those approximately 250 systems.

         Affiliate Marketing Strategy

         The Company's strategy for obtaining affiliation agreements with cable systems is based on the premises that cable systems are effectively monopolies franchised by local governments, and in order to renew their franchises, many cable systems will need to demonstrate a commitment to localism by providing programming that benefits the local community, and that although it will be difficult to obtain a full time dedicated channel for a new network until new digital technologies expand channel capacity, more channel capacity will become available over the next several years.


         The first premise forms the basis for the Company's grassroots affiliate marketing strategy. The Company believes that The Recovery Network's programming offers local cable systems an opportunity to demonstrate their commitment to localism, which provides cable operators a competitive advantage over other multi-channel programming services. The Company's commitment to programming focusing on social and behavioral health issues has helped to establish significant community support for its programming. In addition, the formation by the Company of The National Partnership for Recovery and Prevention (the "Partnership"), an umbrella coalition of national recovery and prevention organizations, has helped to establish The Recovery Network's credibility and social significance. Based on such successes, the Company believes that its ability to enter into affiliation agreements has significantly improved. The Company is also seeking support from other grassroots organizations, local politicians and law enforcement agencies and officials, and believes that the socially responsible nature of The Recovery Network's programming will help it obtain that support.

         The second premise accounts for the Company's strategy in obtaining four hours of air time per day in a large number of markets. The satellite transmission signal provided under the Transponder Contract is available to all cable systems in the United States. Furthermore, because the Company's programming is in a 4 hour block repeated 6 times a day, cable operators are now able to receive the Company's signal at any time, rather than only during the 2 hours its was carried under the Nesting Contract. This allows cable operators much greater flexibility in fitting the Company's 4 hour block into their existing schedules.

         Many cable systems are aware of the potential benefits to them from airing The Recovery Network's programming. Such benefits include a demonstration of the cable system's support for localism and the political and public relations benefits from offering socially responsible programming to its viewers. With channel capacity currently so limited, however, the cost of committing a dedicated, full time channel to The Recovery Network in order to receive those benefits could be too high for some cable systems. Therefore, the Company is asking cable systems to carry The Recovery Network for only 4 hours per day. Many cable systems, including the 259 largest systems, have the capacity to provide those hours. There can be no assurance, however, that such systems will continue to have available channel capacity or otherwise be willing to air The Recovery Network. With the support of local communities and politicians for socially responsible programming, the Company believes, although there can be no assurance, it will be able to enter into affiliation agreements for these initial 4 hours.

         As demand increases, the Company expects to enter into additional affiliation agreements with new cable systems. As digital channel capacity increases, the Company believes it will be able to expand into a full time digital network with associated license fees from cable operators. With its programming now airing on a number of cable systems, the Company can concentrate on generating advertising sales through such Company entities as The Recovery Network, Recovery Interactive, Recovery TeleCare and Recovery Talk Radio. The Company can also promote product sales through Recovery Direct through the aforementioned multiple media, and promote Recovery TeleCare service which provides viewers of the aforementioned media an opportunity to receive telephone counseling for a fee in the privacy of their home. There can be no assurance, however, that the Company will be able to enter into additional affiliation agreements with new cable systems or increase the number of daily programming hours with existing affiliates or that the Company will be able to expand into a full time digital network. There also can be no assurance that the Company will be able to generate significant advertising or product sales.

         The Company has identified all local cable systems with at least 50,000 subscribers and is engaged in a general marketing campaign directed at those systems. The Company has established a promotional world wide web site, which contains programming schedules, information about the Company and the Partnership and links to sources of recovery information on the world wide web. The Company will also rely on traditional marketing tools, such as mail, telephone, trade advertisements, public relations and participation in trade shows and conferences in connection with its general affiliate marketing strategy.

         As of the date of this prospectus, the Company has secured distribution agreements with two MSOs, National Cable Television Cooperative, Inc. ("NCTC") and Satellite Services, Inc. ("SSI"). The agreement with NCTC was entered into on May 18, 1998 (the "NCTC Agreement"). NCTC represents over 8 million cable households comprising over 1,200 cable systems. Pursuant to the terms of the NCTC Agreement, the Company has granted to NCTC the non-exclusive right to distribute the Company's programming to its affiliate systems. The Company does not receive a license fee for its programming. The NCTC Agreement has a term of five years.

         The agreement with SSI was finalized on October 5, 1998 (the "SSI Agreement", and collectively with the NCTC Agreement, the "MSO Agreements"). Pursuant to the terms of the SSI Agreement, the Company has granted to SSI the non-exclusive right to distribute the Company's programming to systems owned by Telecommunications, Inc. or Liberty Media Corporation. The SSI Agreement is effective for an initial term of seven years and may be renewed for successive five year periods. The Company does not receive a license fee for its programming during the initial term, but is entitled to negotiate for fees during any renewal terms.

         In addition to the foregoing, the Company is currently negotiating agreements with two other MSOs, Cablevision and Time Warner Cable. Although the Company has not signed a written agreement with Cablevision, the Company's programming is currently carried in approximately 1,600,000 households served by Cablevision.

         The MSO Agreements represent terms which have been agreed to between the Company and the respective MSO. By reaching agreement with the MSOs, the Company is now free to approach the affiliated local systems of NCTC and SSI regarding the airing of its programming. Neither the MSOs nor the affiliated local systems are required, pursuant to the MSO Agreements, to provide the Company with any subscribers. The Company is initially seeking to enter into short-term affiliation agreements with local cable systems with a term of one year that provide for four hours of airing per day, with no license fees paid to the Company, and have a 30-day termination clause. The agreements would also provide that the programming can be aired on local origination and on public, educational and government access channels or on other channels at the cable system's discretion.

Recovery Interactive



         Until September 1998, the Company owned a 50% interest in Recovery Interactive, a joint venture initially entered into with TCI Online RN Holdings, Inc., an affiliate of TCI ("TCII"). Recovery Interactive was formed on August 1, 1996 and was reorganized and recapitalized in October 1998. Recovery Interactive's current strategy is to provide behavioral health care products and services ("Recovery Interactive Services") to managed care agencies, HMOs, EAPs, large group medical practices, state, local and federal governments and governmental agencies, corporations and other organizations offering or providing health care services (collectively, "Health Care Entities") as well as to provide information, interaction and support addressing social and behavioral issues through an integrated multimedia platform, including a site on the world wide web. Through September 1998, the Company and TCII had each made a capital contribution in the amount of approximately $668,000 to Recovery Interactive. In October 1998, the Company and TCII agreed to amend the joint venture to admit FHC Internet Services, L.C. ("FHC"), an affiliate of FHC Health Systems, Inc., as a member. In connection with such amendment, the Company agreed to contribute warrants to purchase 295,000 shares of Common Stock and 25,000 shares of Common Stock to Recovery Interactive. The Company also agreed to contribute cash of $150,000 to Recovery Interactive, $75,000 of which is to be paid in October 1998 and 75,000 of which is to be paid in February 1999. TCII agreed to contribute additional cash of $1,200,000 to Recovery Interactive, $600,000 of which is to be paid in October 1998 and $600,000 of which is to be paid in February 1999. TCII also agreed to lend Recovery Interactive $225,000 in exchange for a subordinated note. FHC agreed to contribute cash of $1,200,000 to Recovery Interactive, $600,000 of which is to be paid in October 1998 and $600,000 of which is to be paid in February 1999. FHC also agreed to lend Recovery Interactive $225,000 in exchange for a subordinated note. Pursuant to the terms of the amendment, TCII, the Company and FHC became entitled to ownership interests of 40%, 20% and 40%, respectively, in Recovery Interactive. Up to 10% of the Company's ownership interest, however, is subject to reallocation to TCII and FHC in like amounts of 5% each if the Company does not satisfy certain performance guidelines.

         Pursuant to the terms of the joint venture agreement, the Chief Executive Officer of Recovery Interactive is required to deliver, in January 1999, a written report on the operation of the joint venture. If such report discloses that the cost of the operations of Recovery Interactive for such fiscal year will exceed the budgeted costs for such year or that Recovery Interactive is not progressing with developing its commercial products as described in its business plan, each of the Company, TCII and FHC may not be required to make their February 1999 contributions to Recovery Interactive of $75,000, $600,000 and $600,000, respectively. Neither party may transfer its ownership interest in the joint venture until October 2003. After such date, the members have a right of first refusal with respect to the sale of an ownership interest by the other member. Pursuant to the joint venture agreement, to the extent distributions of cash are made by Recovery Interactive, such distributions will be made proportionately to TCII, FHC and the Company.

         Recovery Interactive has developed and is continuing to develop Recovery Interactive Services for Health Care Entities and their clients.
Recovery Interactive currently plans to deliver these services through a platform allowing access by computer, telephone or television.

         Pursuant to the joint venture agreement, TCII agreed to cause its affiliate, @Home Corp. ("@Home"), to enter into an affiliation agreement with Recovery Interactive. @Home was formed to distribute interactive media content by cable, utilizing recently developed cable modems. @Home has begun limited trials, but does not to date have a significant installed base of cable modems. There can be no assurance that Recovery Interactive and @Home will enter into an affiliation agreement on terms favorable to Recovery Interactive, or at all, or that @Home will ever expand its base beyond the current trials.

         Recovery Interactive is a development stage company and has not yet generated any revenues. The Company believes that the generation of meaningful revenues will depend on Recovery Interactive's ability to enter into license agreements with Health Care Entities and upon further development of Recovery Interactive's products. As of June 30, 1998, Recovery Interactive has not generated any revenues, and has incurred operating losses of approximately $1,870,000 since its inception. Recovery Interactive will seek to generate revenues from advertising sales, monthly subscriber fees generated from the Recovery Interactive web site, merchandising and from Health Care Entities and employers for delivering mental and behavioral health information and service to their members. Although the Company believes that Recovery Interactive will provide the Company with significant opportunities relating to an interactive on-line business, there can be no assurance that Recovery Interactive will be commercially successful.


Talk Radio


         In December 1996, the Company launched Recovery Talk Radio, a nationally syndicated audience participation talk radio program on the Talk
America Radio Network which focuses on Recovery Issues and Prevention Issues. Currently, the Company is airing on 53 stations. Recovery Talk Radio is based in Boston, and listeners can call in to the program on a toll-free 800 telephone number.

         Recovery Talk Radio continues to be a marketing vehicle to drive viewers to The Recovery Network in those areas where both Recovery Talk Radio and The Recovery Network are available. In areas where only Recovery Talk Radio is available, the show serves as the catalyst for listeners to request The Recovery Network programming from their local cable operators or to seek out the Help Line. The Company intends for the radio show to also drive listeners to Recovery TeleCare and to the Recovery Interactive world wide web site.

Recovery TeleCare

         In March 1996, the Company commenced operations of a toll free help-line and referral service for the viewers of The Recovery Network (the "Help Line"). During the hours which The Recovery Network is airing, the Company displays a toll-free telephone number for viewers to call for information about how to obtain additional help in their communities. Telephone calls are answered seven days a week during the hours of 6:30 to 7:30 a.m. (EST) and Mondays to Fridays during the hours of 9:00 a.m. to 5:00 p.m. (EST) by a trained crisis response counselor provided to the Company by the Substance Abuse and Mental Health Service Administration (SAMHSA) at no cost to the Company.

         Recently, the Company has announced a telemedicine initiative which is a natural progression of the Help Line pursuant to which a caller can receive, for a fee, specialized counseling that is discrete, anonymous, and in the privacy of one's home. The services will be promoted by The Recovery Network, Recovery Interactive, and Recovery Talk Radio.


         To the extent that the Company enters into affiliation agreements to air The Recovery Network in additional communities, the Company expects to expand caller capacity of the Help Line, as well as expand its existing national database of local groups, treatment centers and other sources of help and information. The Company also intends to use the projected expanded call center capacity to also offer recovery and prevention-related products and services directly to its viewers.


         The Company does not generate any revenues, fees or commissions from the Help Line, including from referrals made by the Help Line. The Company operates the Help Line solely to provide support to its viewers and as a community service. The Company expects that providing the toll-free Help Line will help build and maintain viewer loyalty and support for The Recovery Network. The Company also expects to generate revenues from Recovery TeleCare, but there can be no assurances that the Company will be able to do so.


Recovery Direct


         The Company believes that the market for products and services addressing social and behavioral health issues is significant. The Company also believes that, because it is attempting to create a nationwide medium specifically targeting this market, if successful, it will be in a unique position to offer such recovery and prevention-related products and services. The Company has formed a subsidiary, Recovery Direct, through which it will seek to develop recovery and prevention-related products and services to market on The Recovery Network, as well as on Recovery Talk Radio, the Help Line and, through Recovery Interactive, on the Internet. The Company intends for Recovery Direct to offer a variety of self-help and recovery and prevention-related products, including videos of the Company's programming aired on The Recovery Network and audio tapes of programs aired on Recovery Talk Radio. In addition, the Company intends for Recovery Direct to offer tapes and videos by other well-known individuals in the recovery field.

         The Company will also seek to enter into arrangements with third parties to provide or develop recovery and prevention-related products and services and to research opportunities for the direct marketing of products advertised on The Recovery Network and on Recovery Talk Radio through a toll-free 800 telephone number.


The National Partnership for Recovery and Prevention


         The Partnership, an umbrella coalition of national recovery and prevention organizations, was formed in November 1996 to work in conjunction with the Company to employ the Company's television, radio and interactive media services to develop and distribute effective and accurate information concerning alcoholism and addiction. The Company's goal is to provide a Partnership of prominent national prevention and recovery organizations, public figures who are passionate about recovery and prevention, and corporations and institutions that are willing to support the Company's mission. To date, the Company has identified and partnered with more than 50 recovery and prevention organizations representing over 40 million constituents. Member organizations of the Partnership currently include African American Parents for Drug Prevention,
Community Anti-Drug Coalitions of America, Dharma Associates, Gateway Foundation, Hands Across Cultures, ISA Associates, National Asian Pacific American Families Against Substance Abuse, National Association of Addiction

Treatment Providers, National Drug Prevention League, National Families in Action, National Hispanic/Latino Community Prevention Network, National Parents Resource Institute for Drug Education, National Treatment Consortium, Physicians for Prevention, Prevention Intervention and Treatment Coalition for Health, The Bralove Group, The Miami Coalition for a Safe and Drug Free Community and The Village.

         Depending on their interests and abilities, partners may have the opportunity to review and comment on The Recovery Network's programming, provide ideas for programming that is of interest to their constituencies and, in some cases, produce programming. The Recovery Network may also air public service messages from the partners and otherwise help them disseminate information that is important to them. With a national platform, the Partnership will seek to help focus the attention of government and society on the issues of interest to the Partnership's members and also foster better communication among its members, their constituencies and the communities they are designed to serve. The Company believes that the member organizations of the Partnership will be instrumental in helping the Company demonstrate to cable operators a high level of community support for The Recovery Network and how carriage of the Company's programming can help the local operator fulfill the promise of localism. The Company believes that the individual constituents of the Partnership's member organizations will account for a significant portion of the initial audience for The Recovery Network's programming, and the Company expects that the Partnership will communicate to its constituents information about The Recovery Network's programming schedule and availability.

Competition

         The Recovery Network will compete with all other existing and planned television networks and other television programming for available air time, channel capacity, advertiser revenue and revenue from license fees. Many of these television networks and producers of television programming are well-established, have reputations for success in the development and operation of television networks and/or development of television programming, have established significant viewer loyalty and have significantly greater industry, financial, marketing, programming, personnel and other resources than the
Company. In addition, if cable television channel capacity increases as the Company expects competition from smaller competitors and other start-up television networks could increase significantly.


         Although the Company is not aware of any television network with programming directed at social and behavioral health issues, there are an increasing number of recently introduced or planned cable networks which focus on overall life-style, self-improvement and health themes and there are numerous programs which address social and behavioral health issues. Such networks include, America's Health Network which provides daily live programming and prerecorded programming relating to health issues, The Health Channel, which provides programming about health, medicine and wellness, Health-Net, an interactive health-related program aimed at aging baby boomers, and Jones Health Network, which provides instruction to persons seeking credentials or accreditation in the health field. Moreover, because The Recovery Network's programming is intended to provide information and support to persons facing social and behavioral health issues, The Recovery Network and the Company's recovery and prevention-related products and services will compete with other products and services which perform similar functions, such as support groups, self-help videos, audio cassettes and books and helplines. There can be no assurance that the Company will be able to successfully compete for air time, channel capacity, advertiser time or viewership.


Government Regulation

         The cable television industry is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the Federal Communications Commission ("FCC"). Regulations governing the rates that can be charged to subscribers by cable systems not in markets subject to effective competition from other multichannel video program distributors could adversely affect the ability of cable systems with limited channel capacity to finance rebuilding or upgrading efforts to increase channel capacity or otherwise restrict their ability to add new programming such as The Recovery Network. In addition, federal "must-carry" rules requiring cable operators to devote up to one-third of their channels to carriage of local commercial TV broadcast stations (and additional channels for noncommercial educational TV stations); commercial leased access rules designating 10% to 15% of system channels for lease by unaffiliated programmers; and local regulatory requirements mandating additional channel set-asides for public, governmental and educational use could reduce channel availability which might otherwise be available for The Recovery Network on many cable systems. Statutory provisions and FCC rules governing relationships among cable systems and competing forms of multichannel video program distribution, as well as the relationships between the Company and its cable system affiliates could adversely affect the marketability of the Company's programming and the ability of the Company to enter into arrangements for the distribution of its programming. In addition, the cable systems and radio stations that carry the Company's programs are regulated by the FCC and, therefore, are subject to its rules and policies, such as those relating to sponsorship identification, broadcast of indecent language, provision of equal opportunities for political candidates and related measures pertaining to program content and format. Failure of the Company's programs to comply with one or more of these rules could subject the cable systems or radio stations to FCC fine or other sanctions, adversely affect the Company's relationship with such entities and result in the discontinuation of carriage of the Company's programming by such entities.

         Federal  and  state   regulation   governing   interactive  or  on-line
information  services  and  potentially  affecting  the  activities  of Recovery
Interactive is currently evolving. Regulations governing purchases of information services via toll-free telephone calls and laws governing obscene, indecent, or otherwise unlawful communications have been adopted, and there can be no assurance whether such laws and regulations will be applied to, and therefore affect, the business and operations of Recovery Interactive. Additional laws and regulations are currently being considered by the federal government and many state and local governments. There can be no assurance that these or existing laws or regulations will not be applied in a manner that will adversely affect the Company's business or operations. Moreover, the FCC currently is considering proposals that could increase the charges most individuals and entities pay to access Internet and on-line services, which, if adopted, could adversely affect the Company's business or operations.

         The FCC does regulate common carriers whose services are used for purchases of information services via toll-free telephone calls or pay-per-call services, which regulation could affect the Help Line, Recovery Interactive and certain other products and services contemplated by the Company. The Federal Trade Commission also has jurisdiction over the provision of such services. Among the FCC's regulations are disclosure requirements and other prerequisites to charging calling parties for such services. The FCC also regulates certain marketing methods such as the permissible time periods for telephone solicitations to residences, the maintenance of do-not-call lists, and use of autodialers, facsimile machines and artificial or prerecorded voice systems for marketing purposes. It is uncertain at this time whether or how any of these requirements can or will apply to or affect the Company's business or operations or its business relationship with entities providing the communications links used by it or its customers.

         The  Communications  Decency Act ("CD Act") would make it unlawful  to:
(i) knowingly send to a minor or display in a manner available to a minor "obscene", "indecent" or "patently offensive" communications using a telecommunications device or on-line service, (ii) send such a communication to anyone with the intent to annoy, threaten or harass; or (iii) allow a telecommunications facility under one's control to be used for such purpose. A preliminary injunction against enforcement of the CD Act with respect to indecent or patently offensive communications has been affirmed by the United States Supreme Court, which found the CD Act's provisions to violate the First Amendment. Although it is unlikely that the enjoined provisions of the CD Act will ever become effective, there can be no assurance that information content made available on or through Recovery Interactive's offerings, by the Company or by users of those offerings would not violate the CD Act, if it were to become effective, or similar legislation that Congress might enact in the future, or that attempts to implement defenses to such legislation would not adversely affect the Company's business or operations. Federal laws dealing with obscenity and child pornography as well as various state laws similar to those laws or to the CD Act may also apply to information content available on or through Recovery Interactive's offerings. There is no assurance that those laws will not be applied in a manner that will adversely affect the Company's business or operations.

         Proposals for additional or revised statutory or regulatory requirements are considered by Congress, the FCC and state and local governments from time to time, and a number of such proposals are under consideration at this time. It is possible that certain of the provisions and requirements described herein are now, and in the future may be, the subject of federal or state legislation, agency proceedings or court litigation. It is not possible to predict what legislative, regulatory or judicial changes, if any, may occur or their impact on the Company's business or operations.

Proprietary Information


         The Company has pending applications in the United States Patent and Trademark Office for fifteen trademarks, including the "Recovery Network" trademark. The Company has registered the trademark "R Net". The Company believes that its trademarks and copyrights, including the "Recovery Network" trademark and tradename and the signature look of the network, have significant value and are important to the marketing and promotion of The Recovery Network and the Company's recovery and prevention-related products and services. Although the Company believes that its trademarks and copyrights do not and will not infringe trademarks or violate proprietary rights of others, it is possible that existing trademarks and copyrights may not be valid or that infringement of existing or future trademarks or proprietary rights may occur. In the event the Company's trademarks or copyrights infringe trademarks or proprietary rights of others, the Company may be required to change the name of its network, proposed television shows, radio talk show or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, on acceptable terms and conditions, or at all. Failure to do any of the foregoing could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a trademark infringement or proprietary rights violation action. Moreover, if the Company's trademarks or copyrights infringe the trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could have a material adverse effect on the Company.


         The Company also relies on trade secrets and proprietary know-how and employs various methods to protect its concepts, ideas and the documentation of its television programming concepts in development. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how, concepts, ideas and documentation. Furthermore, although the Company has or expects to have confidentiality and non-competition agreements with its employees, and appropriate consultants, there can be no assurance that such arrangements will adequately protect the Company's trade secrets or that others will not independently develop programming similar to that of the Company.

Insurance

         The operation of a television, radio and interactive media business subjects the Company to possible liability claims from others, including viewers, listeners and callers to the Help Line for claims arising from the unauthorized use of name or likeness, invasion of privacy, defamation and slander. The Company maintains general liability insurance (with coverage in amounts of up to $1,000,000 per occurrence and $1,000,000 per annum), including insurance relating to personal injury and advertising injury, in amounts which the Company currently considers adequate.


Employees


         The Company currently has 27 full time employees, of which six are engaged in affiliate sales, four in programming, and seventeen in administration. The Company also from time to time retains a number of marketing and political consultants to support its grassroots marketing efforts nationwide and in local communities.



Property

         The Company leases offices of approximately 10,000 square feet in Santa Monica, California pursuant to a five-year lease that expires in May 2002. The monthly rental is currently $20,000 per month and will increase annually to a maximum rental of $25,000 per month. The Company has an option to extend the lease through May 2004 at a price to be negotiated by the parties based upon then prevailing rental rates.
                                      -33-

                                   MANAGEMENT

Directors and Executive Officers

         The following are the directors and executive officers of the Company:


Name                               Age        Position
----                               ---        --------

William D. Moses..............      36        Chief Executive Officer and Chairman of the Board
Gary Horowitz.................      62        President
Donald J. Masters.............      52        Executive Vice President and Director
John Wheeler..................      44        Vice President of Operations
Michael Clark.................      42        Vice President of Finance
Sandra J. Eddy................      46        Vice President of Marketing
Nimrod J. Kovacs..............      48        Vice Chairman of the Board of Directors
George H. Henry...............      42        Director and Chairman of the Executive Committee
Charlotte Schiff-Jones........      58        Director
Mitchell E. Sahn..............      43        Director


         William D. Moses has been Chief Executive Officer of the Company since November 1994. Mr. Moses was named the Chairman of the Board of Directors in August 1998 and has been a member of the Board of Directors of the Company since 1995. In January 1993, Mr. Moses co-founded ATN and served as a director of ATN from June 1993 to June 1996. From July 1991 to December 1994, Mr. Moses was a managing partner of Axiom Partners, a New York investment banking and brokerage firm. From January 1988 to January 1991, Mr. Moses was a money manager for Oscar Gruss & Co. From 1986 through 1987, Mr. Moses was employed by Bear Stearns & Co., Inc. Mr. Moses is Honorary Chair of Cable Positive and a recipient of the Ellis Island Gold Medal Award for Humanitarian Service.


         Gary Horowitz has been  President of the Company  since July 1998.  Mr.
Horowitz was a production consultant from March 1996 until July 1998. Mr. Horowitz was President, Chief Executive Officer and a director of Harmony Holdings, Inc., from March 1992 until February 1996. Mr. Horowitz was a director of L.A. Weekly, a periodical, from 1986 until 1995, its publisher from 1989 until 1993 and its Chief Executive Officer from 1990 until 1993. Mr. Horowitz was President of Jenkins, Covington, Newman, Inc., a television production organization from 1980 until 1983.

         Donald J. Masters has been Executive Vice President of the Company since May 1997 and a director of the Company since November 1995. Mr. Masters also serves as Chairman of the Advisory Board and is responsible for developing and overseeing the activities of the National Partnership for Recovery and Prevention. Mr. Masters co-founded ATN, and he served as a director of ATN from January 1993 to March 1996. From April 1992 until January 1996, Mr. Masters was a partner in Masters Smith & Co., a media consulting firm that provided services to the Company. From May 1989 to April 1992, Mr. Masters was Vice President of Corporate Development and a founding officer of United International Holdings, Inc. From November 1985 to May 1989, Mr. Masters was Vice President and General Counsel of United Cable Television Corp., where he was engaged in the development of the Discovery Channel, E! Entertainment, Preview Guide, and several home shopping channels.

         John Wheeler has been the Company's Vice President of Operations since May 1997. From June 1994 through February 1997 Mr. Wheeler was the president of a cable network. From November 1989 through May 1994, Mr. Wheeler served as President of Cellular System Management, Inc., a builder and manager of cellular properties throughout the United States. From February 1982 to July 1987, Mr. Wheeler was Vice President of Marketing of Metro Mobile CTS, a cellular company. From 1979 to 1982, Mr. Wheeler served as Vice President of Vision Cable Communications Inc. Mr. Wheeler served as Northeast Regional Marketing manager for Showtime Entertainment in 1978. Mr. Wheeler began his career at Cablevision Systems of Long Island in 1976.


         Michael Clark has been the Company's Vice President of Finance since August 1998. Mr. Clark served as Vice President/Treasurer of Associated Financial Group, Inc. ("AFG") from 1988 to 1998, and prior to this position he served
                                      -34-
as Controller of AFG from March 1986 to December 1987. From October 1984 until March 1986, Mr. Clark served as Controller for Quest Resources, a Los Angeles based syndicator and operator of alternative energy products. From March 1982 until September 1984, Mr. Clark served as Assistant Controller for Valley Cable TV. Mr. Clark also served as an auditor for Arthur Young & Co. in Los Angeles from July 1978 through March 1982. Mr. Clark is a graduate of the University of California, Santa Barbara and has a Master of Science degree from the California State University at Northridge.

         Sandra J. Eddy has been the Company's Vice President of Marketing since January 1998. Ms. Eddy has over twenty years of experience in sales, marketing, advertising and sales training with several FORTUNE 500 companies, start-up programming services and consulting. From 1992 to 1996, Ms. Eddy was a business owner and consultant, responsible for all aspects of starting and operating a small business. Ms. Eddy has held director positions with Pacific Sports Network, The Fashion Channel, and the International Channel, where she aided in the development of marketing and affiliate relations and sales.


         Nimrod J. Kovacs has been a director of the Company since October 1996 and serves as Vice Chairman of the Board of Directors and Chairman of the Company's Executive Committee. Since January 1995, Mr. Kovacs has been President of Eastern European Electronic Distribution & Global Programming Group of United International Holdings, Inc ("UIH"). From 1991 to 1996, Mr. Kovacs directed UIH's investments which included Kabelkom in Hungary, Kabelvision in Sweden, Kabel Net in the Czech Republic, Multicanal in Portugal, and HBO Czech/TV Max in the Czech Republic. From 1989 to 1992, Mr. Kovacs was President of NJK International, an international media consulting company. From 1982 to 1989, Mr. Kovacs was responsible for the investments of United Cable, and subsequently United Artists, in the Discovery Channel in the United States and Europe, E! Entertainment, Think Entertainment, Preview Guide, Bravo UK, and several home shopping channels.


         George H. Henry served as Chairman of the Board of Directors from May 1997 to August 1998 and has been a director of the Company since December 1995. Mr. Henry has recently been named Chairman of the Executive Committee. Since April 1986, Mr. Henry has been President of G. Howard Associates, Inc., a private investment firm. Prior to April 1986, Mr. Henry was a Vice President in the Corporate Finance Department of the predecessor of Schroder & Co. Incorporated, an investment banking firm. Mr. Henry is a director of PhoneTel Technologies, Inc., a publicly traded telecommunications company. Mr. Henry is also Chairman and Chief Executive Officer of ATN. Mr. Henry is also a trustee of Mitchell College.


         Charlotte Schiff-Jones has been a director of the Company since July 1998. Since 1997, Ms. Schiff-Jones has been a consultant to the Company, concentrating on affiliate marketing strategy and community outreach projects. From 1995 to 1997, she was the president of Gamut Media, a strategic marketing and creative services agency. From 1993 to 1995, she was a consultant to the President and CEO of Time Warner Cable Programming; and from 1988 to 1993, she was the president of Schiff-Jones Ltd., a consulting firm.


         Mitchell E. Sahn has been a director of the Company since October 1998. Mr. Sahn has served as Mayor of the Village of Hewlett Bay Park, New York from June 1994 to the present, and is currently in his third two-year term of office. Mr. Sahn was responsible for the trading of all cash products in the Western Hemisphere at Citibank Private Bank Group from April 1998 to September 1988. Prior to that, Mr. Sahn was General Partner of the Latin Tactical Trading Group LLP, a specialized regional investment vehicle. From June 1992 to June 1994, Mr. Sahn was President and a member of the Board of Directors for Valores Mexicanos International, a Latin American investment group. From June 1981 to June 1991, Mr. Sahn held various positions of responsibility with the Belforte Group, Morgan Grenfell, Inc., and Kellner Dileo, Inc., all prominent Wall Street firms. Mr. Sahn has been active in speaking and advocacy on the topics of addition, and is active with the Hazeldon Foundation of Minnesota and the Tempo Group of New York State. Mr. Sahn is a graduate of the State University of New York at Binghamton, and has a Master of Arts degree from the University of Michigan.


         All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Non-employee directors do not receive cash compensation for serving as directors. The Company reimburses
                                      -35-
directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company. Each member of the Board of Directors is eligible to participate in the Company's 1996 Board of Directors and Advisory Board Plan.

Committees of the Board of Directors


         The Company established a Finance and Compensation Committee of the Board of Directors which reviews the compensation for all officers and directors and affiliates of the Company. The Board of Directors of the Company has approved all grants of stock options since the Company's IPO. Mr. Henry is Chairman of the Finance and Compensation Committee and Mr. Moses is also a member of the Finance and Compensation Committee.

         The Company established an Audit Committee of the Board of Directors which meets with management and the Company's independent public accountants to review the adequacy of internal controls and other financial reporting matters. Mr. Henry is the Chairman of the Audit Committee and Mr. Kovacs is also a member of the Audit Committee.

         The Company established an Executive Committee of the Board of Directors which is responsible for overseeing strategic planning and operations for the Company. Mr. Henry is the Chairman of the Executive Committee and Messrs. Masters and Moses are also members of the Executive Committee.


         The following table sets forth the cash compensation paid by the Company to the chief executive officer and all other executive officers who received compensation in excess of $100,000 (the "Named Executive Officers") during fiscal 1998:

                           Summary Compensation Table



                                                                                Long Term
                                                    Annual Compensation    Compensation Awards
                                                   --------------------   ---------------------
                                                                                   Shares
                                      Year Ended    Salary ($)                  Underlying             All Other
    Name and Principal Position        June 30,      (b)       Bonus ($)        Options (#)          Compensation
------------------------------------  -----------  ---------  ---------   ---------------------   -----------------

William D. Moses, Chief Executive        1998      $182,765      --              50,000                  --
  Officer...........................
Donald J. Masters, Executive Vice        1998      $148,420      --              50,000                  --
  President.........................
John Wheeler, Vice President of          1998      $182,373      --                --                    --
  Operations........................
Gregory L. Richey, Chief Financial       1998      $163,335      --              50,000                  --
  Officer (a).......................
-------------------

(a) Mr. Richey resigned from the Company effective September 18, 1998.
(b) Includes compensation that was earned during the fiscal year ending 6/30/97, but was deferred until and paid during the fiscal year ending 6/30/98.

                        Option Grants in Fiscal Year 1998

              The following table sets forth information concerning the grant of stock options to the Named Executive Officers during fiscal 1998:

                      Option Grants During Last Fiscal Year

                                         Number of                %of Total
                                          Shares               Options Granted
                                        Underlying              to Employees            Exercise         Expiration
Name                                  Options Granted          in Fiscal Year         Price ($/sh)          Date
------------------------------     ---------------------    ---------------------   ----------------- ----------------

William D. Moses..............            50,000                    16.2%             $1.56(a)           2/4/03
Donald J. Masters.............            50,000                    16.2               1.56(a)           2/4/03
Gregory L. Richey (b).........            50,000                    16.2               1.56(a)           2/4/03
-------------------

(a) Such options were granted with an exercise price of $3.15 per share and were subsequently repriced.
(b) Mr. Richey resigned  from the Company effective September 18, 1998.

         No options of the Company were exercised by such persons during fiscal 1998.

Option Repricing

         In August 1998, the Board of Directors of the Company voted to approve the repricing of options to purchase 806,746 shares granted under the Management Bonus Plan, the 1998 Stock Plan and certain non-plan options, including options to purchase 241,667, 129,581 and 50,000 shares granted to Messrs. Moses, Masters and Richey, respectively. Such repricing was effected by offering to exchange new options with an exercise price of $1.56 per share, which was the fair market value of the Common Stock on the date of repricing, for the options then held by such optionees. The new options otherwise would have identical terms and conditions as the current options. By repricing such options, the Company intends to reward key employees, including the Named Executive Officers, holding such options for their contributions to the Company.

Employment Agreements

         Effective December 1, 1996, the Company entered into an employment agreement with William D. Moses, the Company's Chief Executive Officer, which expired on September 30, 1998. The Company and Mr. Moses are currently holding conversations regarding the terms of a new employment agreement. The employment agreement provides for a base compensation payable to Mr. Moses of $12,000 per month through September 30, 1998. Pursuant to the agreement, Mr. Moses is entitled to participate in any employee benefit plans and arrangements when and as implemented by the Company. In the event of termination of Mr. Moses' employment by the Company, without "good cause" (as defined in the employment agreement), Mr. Moses is entitled to severance compensation equal to the lesser of his base salary and vacation compensation due through September 30, 1998 and his base salary and vacation compensation for one year, payable one-half upon termination and the balance ratably over the following six months. In the event of termination of the employment agreement by mutual agreement of the Company and Mr. Moses, Mr. Moses is entitled to such compensation as is mutually agreed on between the Company and Mr. Moses but in no event to exceed the amount of severance compensation payable in the event of termination without "good cause." Mr. Moses has agreed not to compete with the Company during the term of the employment agreement and for a period of two years after termination of his employment relationship with the Company in the development or provision of media services or any other line of business which the Company is engaged in or forms the intention to engage in during this period. In the event of a "change in control" (as defined in the employment agreement), Mr. Moses will be deemed to have been terminated without "good cause", and the covenant not to compete will have no further effect.


         Effective December 1, 1996, the Company entered into an employment agreement with Donald J. Masters, the Executive Vice President of the Company, which expires on November 30, 1998. The employment agreement provides for a base compensation payable to Mr. Masters of $10,000 per month through November 30, 1998. Pursuant to the agreement, Mr. Masters is entitled to participate in any employee benefit plans and arrangements when and as implemented by the Company. In the event of termination of Mr. Master's employment by the Company, without "good cause" (as defined in the employment agreement), Mr. Masters is entitled to severance compensation, equal to his base salary and vacation compensation, at the option of the Company, for such period of time between one year and two years that the non-compete covenant described below is in effect and such severance compensation shall be payable one-half on the date of termination and the balance shall be payable ratably over six months following the date of termination. In the event of termination of the employment agreement by mutual agreement of the Company and Mr. Masters, Mr. Masters is entitled to such compensation as mutually agreed on between the Company and Mr. Masters but in no event to exceed the amount of severance compensation payable in the event of termination without "good cause." In addition, Mr. Masters has agreed under certain circumstances not to compete with the Company during the term of the employment agreement and for up to two years after termination of his employment relationship with the Company in any media business whose programming, content or services address or relate to Recovery Issues or in any organization whose primary business is offering products and services relating to Recovery Issues. In connection with his employment, Mr. Masters was granted an option (the "Option") to purchase 12,915 shares of Common Stock at an exercise price of $2.32 per share. The Option vests with respect to 10,770 shares on February 1, 1997 and the remainder vests ratably monthly thereafter. In the event of a "change in control" (as defined in the employment agreement), Mr. Masters will be deemed to have been terminated without "good cause," the covenant not to compete will have no further effect and the Option will vest in full. In addition on April 16, 1997, Mr. Masters was granted an option under the Company's Management Bonus Plan to purchase 12,915 shares of Common Stock at an exercise price of $5.00 per share, which will vest quarterly over one year commencing on October 1, 1997.


        Effective May 13, 1997, the Company entered into an employment agreement with John Wheeler, the Company's Senior Vice President of Sales and Marketing, which expires on May 31, 1999. The employment agreement provides for a base compensation payable to Mr. Wheeler of $12,000 per month through May 13, 1999. In addition to the base salary, Mr. Wheeler will receive a commission payable quarterly in the amount of $.01 for each additional subscriber household in excess of one million subscriber households to which an affiliated cable system service delivers a minimum of two hours of the Company's programming, so long as the household subscriber does not already receive the programming through the Company's Nesting Contract or through any other agreement under which the Company purchases carriage rights. Pursuant to the agreement, Mr.
Wheeler is entitled to participate in any employee benefits plans and arrangements when and as implemented by the Company. In the event of termination of Mr. Wheeler's employment by the Company, without "good cause" (as defined in the employment agreement), Mr. Wheeler is entitled to severance compensation equal to the lesser of his base salary and vacation compensation due through March 13, 1999 and his base salary and vacation compensation for ninety days, payable one-half upon termination and the balance ratably semi-monthly over the compensation reference period. In the event of termination of the employment agreement by mutual agreement of the Company and Mr. Wheeler, Mr. Wheeler is entitled to such compensation as is mutually agreed on between the Company and Mr. Wheeler but in no event to exceed the amount of severance compensation payable in the event of termination without "good cause." Mr. Wheeler has agreed not to compete with the Company during the term of the employment agreement for a period of one year after termination of his employment relationship with the Company in the development or provision of recovery media services or any other line of recovery media services which the Company is engaged in or forms the intention to engage in during this period. The Company and Mr. Wheeler are presently renegotiating Mr. Wheeler's employment agreement.


         Effective May 1, 1997, the Company entered into an employment agreement with Bill Megalos, the Company's Vice President of Production, which expires on November 30, 1998. The employment agreement provides for a base compensation payable to Mr. Megalos of $10,000 per month through November 30, 1998. Pursuant to the agreement, Mr. Megalos is entitled to participate in any employee benefit plans and arrangements when and as implemented by the Company. In the event of termination of Mr. Megalos's employment by the Company, without "good cause" (as defined in the employment agreement), Mr. Megalos is entitled to severance compensation equal to his base salary and vacation compensation for 90 days, payable ratably over such 90 day period. In the event of termination of the employment agreement by mutual agreement of the Company and Mr. Megalos, Mr. Megalos is entitled to such compensation as is mutually agreed on between the Company and Mr. Megalos but in no event to exceed the amount of severance compensation payable in the event of termination without "good cause." Mr.
Megalos has agreed not to compete with the Company during the term of the employment agreement and for a period of one year after termination of his employment relationship with the Company in the development or provision of recovery media services or any other line of recovery media services which the Company is engaged in or in which the Company forms the intention to engage with the active participation of Mr. Megalos during this period.

Stock Option Plans

         The Company has adopted four stock option plans, the 1996 Employee and Consultants Stock Option Plan (the "Employee and Consultants Plan"), the 1996 Board of Directors and Advisory Board Stock Option Plan (the "Directors and Advisory Board Plan"), the 1997 Management Bonus Plan (the "Management Bonus Plan") and the 1998 Stock Plan (the "Stock Plan"). The Company has reserved an aggregate of 940,251 shares of Common Stock for future issuance under these plans. All options granted or to be granted under these plans are non-qualified stock options ("NQSOs") or incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended. The Management Bonus Plan and the Stock Plan also provide for non-option awards, such as stock appreciation rights and restricted stock awards.

         1996 Employee and Consultants Stock Option Plan


         Effective December 3, 1996, the Company established its Employee and Consultants Plan for its employees and consultants. The purpose of the Employee and Consultants Plan is to enable the Company to recognize the contributions made to the Company by its employees and consultants and to provide such persons with additional incentive to devote themselves to the future success of the Company. An aggregate of 30,768 shares of Common Stock have been reserved for issuance under the Plan. As of the date hereof, 30,351 options were granted at an exercise price of $5.00 per share. All options are fully vested due to activation of a change of control provision during fiscal 1998 or pursuant to settlement terms with former employees. The Employee and Consultants Plan is administered by the Finance and Compensation Committee.


         1996 Board of Directors and Advisory Board Stock Option Plan

         Effective December 3, 1996, the Company established its Directors and Advisory Board Plan. The purpose of the Directors and Advisory Board Plan is to enable the Company to recognize the contributions made to the Company by its directors and members of the Advisory Board and to provide such persons with additional incentive to devote themselves to the future success of the Company. An aggregate of 113,652 shares of Common Stock are reserved for issuance under the Directors and Advisory Board Plan.


         Effective January 16, 1997, each director of the Company on December 31, 1996, was granted 12,915 options to acquire shares of Common Stock of the Company at an exercise price of $5.00 per share. Also effective as of such date, each member of the Advisory Board and each individual who became a member of the Advisory Board before March 3, 1997, was granted 2,583 options to acquire shares of Common Stock of the Company at an exercise price of $5.00 per share. 111,069 options have been granted under the Directors and Advisory Board Plan at an exercise price of $5.00 per share of which options to purchase 12,915 shares have been granted to each of Messrs. Henry, Moses, Masters and Kovacs and to two former directors. All options are fully vested due to activation of a change of control provision during fiscal 1998. The Directors and Advisory Board Plan is administered by the Finance and Compensation Committee.


         1997 Management Bonus Plan

         Effective February 6, 1997, the Company's shareholders approved the Management Bonus Plan to enable the Company to recognize the contributions made to the Company by its directors and key personnel and to provide such persons with additional incentive to devote themselves to the future success of the Company. The Company has reserved 195,831 shares for issuance under the Management Bonus Plan and has the right to grant either non-qualified or incentive stock options and other stock-related awards. The exercise price of incentive stock options granted under the Management Bonus Plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant or 110% with respect to holders of more than 10% of the voting power of the Company's outstanding Common Stock. Under the terms of the Management Bonus Plan, the Finance and Compensation Committee determines the fair market value of the Common Stock. The exercisability and term of each option and the manner in which it may be exercised is determined by the Finance and Compensation Committee, provided that no incentive stock option may be exercised more than five years after the date of grant. The Company may grant options for any number of shares, except that the value of the shares subject to one or more incentive stock options first exercisable in any calendar year may not exceed $100,000 (determined at the grant date).
The Finance and Compensation Committee administers the Management Bonus Plan.


         The Company has granted incentive stock options to purchase 35,067 shares of Common Stock to several non-key employees of the Company and incentive stock options to purchase 3,583 shares of Common Stock to two consultants, all of which options are at an exercise price of $1.56 per share.

         The Company has also granted incentive stock options at an exercise price of $1.56 per share to purchase 35,000, 75,000, 22,601, 12,915 and 10,000 shares to Messrs. Henry, Moses, Wheeler, Masters and Kovacs, respectively. As of the date of this Prospectus, there are 194,166 options outstanding under the Management Bonus Plan, all of which were fully vested during fiscal 1998 due to a change of control provision which was activated.


         1998 Stock Plan


         Effective May 28, 1998, the Company's shareholders approved the Stock Plan. The purpose of the Stock Plan is to provide participants an incentive to maintain and enhance the long-term performance and profitability of the Company. Only key employees, directors and independent contractors of the Company and certain of its affiliates are initially eligible to receive awards under the Stock Plan. Under the Stock Plan, a maximum of 600,000 shares of Common Stock are authorized to be delivered by the Company. The Company has the right to deliver nonqualified or incentive stock options or other stock-related awards. As of the date of this Prospectus, under the Stock Plan, the Company has granted stock options to purchase an aggregate of 594,580 shares at an exercise price of $1.56 per share.


         The Stock Plan is administered by the Board of Directors. The Board of Directors has authority to determine when and to whom to make grants of awards, the number of shares to be covered by the grants, the types and terms of options and other stock-related awards granted and the exercise price of options and stock appreciation rights, provided that the exercise price of an option and the appreciation base of a stock appreciation right may not be less than the fair market value of the shares of the Common Stock on the date of grant, except that, in the case of an incentive stock option granted to an individual who, at the time such incentive stock option is granted, owns shares possessing 10% or more of the total combined voting power of all classes of Stock of the Company or its parent or subsidiary corporations, the option exercise price may not be less than 110% of such fair market value on the date of grant.

         Non-Plan Stock Options


         The Company has granted 531,006 non-plan stock options to acquire shares of Common Stock, of which 87,176 were granted at an exercise price of $2.32 per share, 18,000 were granted at an exercise price of $1.56 per share, 23,247 were granted at an exercise price of $3.10 per share, 50,000 were granted at an exercise price of $2.50 per share, 350,000 were granted at an exercise price of $2.00 per share and 2,583 were granted at an exercise price of $5.00 per share.



         Limitation of Liability and Indemnification

         The articles of incorporation of the Company provide for the indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the articles of incorporation and the corporation law of the State of Colorado, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         As permitted by the Colorado Business Corporation Act, the Articles of Incorporation provide that directors and officers of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 7-108-403 of the Colorado statute relating to unlawful distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation also provide (subject to certain exceptions) that the Company shall, to the maximum extent permitted from time to time under the law of the State of Colorado, indemnify, and upon request shall advance expenses to, any director or officer to the extent permitted under such law as it may from time to time be in effect. The Company's bylaws require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Articles of Incorporation. As a result of these provisions, shareholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties, which may reduce the likelihood of shareholders instituting derivative litigation against directors and officers and may discourage or deter shareholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders.

         Advisory Board

         The Board of Directors of the Company has established a Board of Advisors (the "Advisory Board") to assist the Company in the development and implementation of its long-term strategy and goals and to propose, adopt and audit compliance by the Company with programming and business standards that are consistent with the delivery of effective, non- exploitative, and non-biased recovery based services. The Advisory Board will recommend to the Company's Board of Directors the adoption of standards and practices to provide guidance for the Company's employees in determining appropriate programming and online content, advertising, and merchandise sales. The Advisory Board will advise on technical matters and also serve as an independent voice for the recovery community.

         The Company has enlisted the membership of eight noted professionals in the field of recovery, with nationally recognized expertise for their commitment and contributions in the treatment of alcoholism and drug addiction, child welfare issues, and the treatment and recovery field generally to serve on the Advisory Board. The following persons serve on the Advisory Board:

         Claudia Black, Ph.D. is a nationally-recognized expert and author on the issues confronting children of addiction and past Chairperson and founder of the National Association for Children of Alcoholics. Dr. Black designs and presents workshops and seminars, and has published several best selling books in her areas of expertise.

         David Bralove is the founder of a law firm representing substance abuse and behavioral care providers nation-wide, and is Board President of The National Treatment Consortium.

         Dr. Mark Gold is a Professor of Neuroscience, Psychiatry and Community Health and Family Medicine at the University of Florida College of Medicine. Dr. Gold has been a national leader in the field for 25 years leading treatment and the general public toward a greater understanding of the nature of addiction and its successful treatment. Dr. Gold has done pioneering research in tobacco, alcohol, cocaine and opiate addictions and has been granted several patents for his discoveries. Dr. Gold is widely recognized by his peers, the government, the business community and the general public as a best selling author and addiction expert.

         Earnie [Ernie] Larsen is a nationally known lecturer on managing personal relationships and overcoming dysfunctional behaviors, and an author and producer of over 55 motivational self-help books and videos. He is the originator of the process known as "Stage II Recovery" where one attempts to resolve life issues which often impede spiritual growth.

         Robert Lindsey is a veteran of over 20 years in the field of alcoholism and drug addiction treatment. Mr. Lindsey is currently the Vice President of Longview Associates, Inc., a consulting firm specializing in the design and implementation of employee assistance programs. Prior to this, Mr. Lindsey served as the Community Relations Director at the Betty Ford Center and as the Executive Director of the New York State Council on Alcoholism and Other Drug Addictions.

         Father Joseph Martin is the founder of Ashley, Inc., a non-profit center dedicated to the treatment of the chemically addicted. He is an internationally recognized speaker and creator of the film "Chalk Talk", the principal educational vehicle on alcoholism for most treatment centers in the country.

         Joseph A Pursch, M.D. is a nationally-recognized psychiatrist involved, since 1962, in the treatment and rehabilitation of individuals with addictive behaviors. Dr. Pursch is the former Director of Alcohol Rehabilitation Service at the Naval Regional Medical Center at Long Beach, California. An author and syndicated columnist, Dr. Pursch has supervised drug testing programs for numerous sports events and has treated many public figures. Dr. Pursch has been on the President's Commission on Alcohol and Drugs since 1979.

         David Smith, M.D. is the founder and president of the Haight-Ashbury free clinics. A specialist in the field of addiction medicine and clinical toxicology, Dr. Smith is also the founder and executive editor of the Journal of Psychoactive Drugs and is the president of the American Society of Addiction Medicine (ASAM). He is a leader in the areas of treatment of addictive disease, the psychopharmacology of drugs, and new strategies in the management of drug abuse problems.

         The Advisory Board meets semi-annually on a formal basis, and deals with individual issues as they arise. Advisors serve terms of three years, are compensated for meetings attended, and are eligible to participate in the Company's 1996 Board of Directors and Advisory Board Retainer Plan.

                              SELLING SHAREHOLDERS

Relationship of Selling Shareholders with the Company

         None of the Selling Shareholders currently has, or within the past three years has had, any position, office, or other material relationship with the Company or any predecessor or affiliate of the Company.

Sales of Outstanding Shares by Selling Shareholders


         None of the Selling Shareholders have advised the Company, and the Company is unable to predict, if, when, and the extent to which they intend to sell the Shares being registered hereunder for their respective accounts.
Notwithstanding the foregoing, for purposes of the following Selling Shareholders Table, all of the Shares are deemed to be offered hereby by the Selling Shareholders for sale to the public. Based upon the foregoing assumption, the following table sets forth information, as at October 26, 1998, with respect to (i) each Selling Shareholder's beneficial ownership of the Company's Common Stock prior to the offering of any Shares hereunder by such Selling Shareholder, (ii) the number of Shares which may be offered for sale hereunder and (iii) the number shares of the Company's Common Stock to be beneficially owned by each Selling Shareholder after the offering (assuming the sale of all Shares being offered hereunder).


         There can be no assurance that any of the Selling Shareholders will offer for sale any or all of the Common Stock offered by them pursuant to this Prospectus.

                                                Shares of              Shares of
                                              Common Stock              Common               Shares of Common
                                           Beneficially Owned         Stock to be           Stock Beneficially
          Name of Selling Shareholder       Prior to Offering      Offered Hereunder       Owned After Offering
          ---------------------------       -----------------      -----------------       --------------------

Subscribers
-----------

Austost Anstalt Schaan (a)....................     816,675                816,675             --
Balmore Funds S.A. (a).........................    816,675                816,675             --
Zakeni Ltd. (a)................................    544,450                544,450             --
BL Squared Foundation (a)......................    217,780                217,780             --
The Sargon Fund, L.P...........................    163,335                163,335             --
Martin Chopp...................................    108,890                108,890             --
TLG Realty (a).................................     54,445                 54,445             --

Placement Agents
----------------

Ellis Enterprises Ltd. (b).....................     32,787                 32,787             --
Libra Finance S.A. (b).........................     10,929                 10,929             --
Additional Selling Shareholders
-------------------------------

Janice Fuellhart...............................     35,874                 35,874             --
Peter Graf.....................................     86,386                 86,386             --
Granger Whitelaw...............................    125,000                125,000             --
Strategic Network Development, Inc.............     25,000                 25,000             --
Seabord Creations of California, Inc...........     50,000                 50,000             --
Route Messenger Service........................     25,000                 25,000             --
S. Heart & Associates..........................    100,000                100,000             --


                                      -43-


                                                Shares of              Shares of
                                              Common Stock              Common               Shares of Common
                                           Beneficially Owned         Stock to be           Stock Beneficially
          Name of Selling Shareholder       Prior to Offering      Offered Hereunder       Owned After Offering
          ---------------------------       -----------------      -----------------       --------------------


Highborough Services Ltd.......................    100,000                100,000             --
The Investor Communications Group, Inc.........      8,000                  8,000             --

-----------------------


(a) Shares deemed beneficially owned prior to the offering include shares issued or issuable to the Selling Shareholder in the Private Placement (including shares issuable pursuant to any provision of the Agreements, including but not limited to those shares issuable pursuant to certain Reset Rights and Put Rights in the Agreements) and shares reserved for issuance upon exercise of the Warrants.
(b) Shares deemed beneficially owned prior to the offering include shares issued to the Selling Shareholder as partial compensation for services as placement agent of the Shares and the Warrants.

The Private Placement


         On June 29, 1998 (the "Subscription Date"), the Company entered into the Agreements with each of the Subscribers (the "Private Placement"). The
Company and the  Subscribers  agreed to amend the  Agreements  in October  1998.
Pursuant to the Agreements, as amended, the Company is entitled to aggregate proceeds of up to $5,500,000 in the Private Placement. The Agreements, as amended, provide for the issuance by the Company of (i) 1,250,000 shares (the "Shares") of Common Stock for $2,500,000, or $2.00 per share, (ii) additional shares of Common Stock to the Subscribers pursuant to certain other provisions of the Agreements, including the Additional Shares, and (iii) 500,000 shares of Common Stock upon the exercise of the Warrants. The Warrants are exercisable as to 200,000, 100,000, 100,000 and 100,000 shares of Common Stock for $4.00,
$5.00, $5.50, and $6.00 per share, respectively. The Warrants exercisable for $5.50 per share are exercisable until June 29, 2001. The remaining Warrants are exercisable until December 2001.

         The Company has also issued to certain placement agents an aggregate of 43,716 shares of Common Stock (the "Placement Shares"), of which 30,601 shares were delivered on the Subscription Date and 13,115 were delivered on October 2, 1998, after shareholder approval of such, as required pursuant to the rules of the Nasdaq SmallCap Market, was obtained on September 24, 1998.


Common Stock and Warrants


         The Shares and Warrants were sold at an initial price of $2.25 per share, which was 75% of the average of the closing bid prices of the Common Stock for the five day trading period immediately preceding the Subscription Date. Such initial price was reset to $2.00 per share (the "Purchase Price") in October 1998. Of the 1,250,000 shares purchased, 777,776 shares were issued and delivered to the Subscribers on the Subscription Date and 333,334 shares were issued and delivered to the Subscribers on October 2, 1998, after shareholder approval of such, as required pursuant to the rules of the Nasdaq SmallCap Market, was obtained on September 24, 1998. The remaining 138,890 shares were issued and delivered to the Subscribers at the time the Agreements were amended in October 1998. Of the $2,500,000 purchase price of the Shares and the Warrants, $1,750,000 was delivered to the Company (net of approximately $200,000 in expenses) on the Subscription Date and $750,000 (net of approximately $95,000 in expenses) was delivered to the Company on October 2, 1998.


The Option and Lock-Up


         In October 1998, the Company and the Subscribers agreed to amend the Agreements. Pursuant to such amendment, the Subscribers agreed not to sell their 1,250,000 shares of Common Stock until December 21, 1998 (the "Lock-Up"), during which period the Subscribers have granted an option to sell 900,000 of such shares at $3.00 per share (the "Option"). If the Option is exercised, the Lock-Up will be extended to February 16, 1999 for all unsold shares and none of such unsold
                                      -44-
shares will be subject to the Reset Rights (as discussed and defined below). The Option provides, however, that each of the Subscribers may elect to restrict the exercise of the Option for up to one-half of the shares of Common Stock owned by such Subscriber. The Lock-Up will not apply to any of the shares of Common Stock the Subscribers elect to withhold from being sold pursuant to the Option. In addition, the Lock-Up will expire if the closing bid price for the Company's Common Stock is $5.00 or more for three consecutive trading days.

         If the Option is not exercised, the Company will be required to pay liquidated damages to the Subscribers of 3% per month (for such Lock-Up period) on the $2,500,000 initial investment. In addition, if the Option is not exercised, the Reset Rights will continue to be in effect.


Reset Rights


         Pursuant to the Agreements, as amended, the Subscribers received certain reset rights (the "Reset Rights") that may require the Company to issue additional shares of Common Stock to the Subscribers in the future (the "Reset Shares"). The Subscribers are entitled to additional shares of Common Stock, without the payment of additional consideration, to account for a decrease in the market value of the Common Stock after the Subscription Date. The Subscribers may first be entitled to such additional shares on January 2, 1999 ("Trigger Date"). The Company may also be required to issue Reset Shares every thirtieth day after the Trigger Date until the Subscriber has reset its entire purchase price (the Trigger Date and each of such other dates, a "Repricing Date"). If 77% of the average closing bid price for the Common Stock for the five trading days immediately preceding, but not including, the Repricing Date (the "Average Price") is lower than the Purchase Price, then, at each Subscriber's election, not less than 5% and not more than 25% of the shares received by such Subscriber for the purchase price paid to the Company for such shares (the "Designated Portion"), shall be subject to the Reset Rights. To account for any deficiency between the Average Price and the Purchase Price, the Company will issue additional shares to the Subscribers equal to the number of additional shares that could be purchased for the Designated Portion on the Repricing Date.

         In lieu of delivering additional shares pursuant to the Reset Rights, the Company has received certain repurchase rights. The repurchase rights provide that the Company may, in the event the average closing bid price for the Common Stock on the NASDAQ SmallCap Market for the five trading days immediately preceding, but not including, a Repricing Date (the "Redemption Price") is less than $2.50 per share, deliver to each Subscriber a sum of money determined by multiplying the number of additional shares otherwise deliverable by the Redemption Price.


Put Rights

         The Company also has the right to "put" up to $3,000,000 of its Common Stock to the Subscribers during the two year period commencing on the Subscription Date (the "Put Rights"). Such Put Rights contemplate the issuance of shares of Common Stock required to be purchased from time to time by the Subscribers (the "Put Shares") after delivery of a notice (a "Put Notice") from the Company, at a price equal to 88% of the average closing bid prices of the Company's Common Stock over the five-day trading period beginning two trading days prior to the date the Put Notice is given and ending two trading days after the Put Notice is given. The obligation of the Subscribers to purchase Common Stock pursuant to the exercise by the Company of the Put Rights is subject to various conditions, including conditions relating to minimum market price, minimum trading volume and timing. The number of shares of Common Stock that the Company may issue at any one time upon exercise by the Company of the Put Rights is limited, depending upon the average closing bid price for the Common Stock and the average daily Common Stock trading volume for the 15 days immediately preceding the date of the Put Notice.

Right of First Refusal

         If the Company seeks to sell shares of its Common Stock to prospective investors at any time after the Subscription Date until the later of 90 days after the effective date of a registration statement covering the Securities or 270 days after the Subscription Date, the Company must give the Subscribers (i) prior written notice of such sale and (ii) an opportunity to purchase an amount of Common Stock to maintain their respective proportionate interests in the Company (the "Right of First Refusal"). The Right of First Refusal must be on the same terms and conditions offered to the prospective investors.


The Additional Selling Shareholders


         The Additional Selling Shareholders did not receive their shares in the Private Placement but are including the shares of Common Stock beneficially owned by them in this Prospectus and the Registration Statement of which this Prospectus is a part.

                             PRINCIPAL SHAREHOLDERS



              The following table sets forth certain information, as of October 26, 1998, relating to the beneficial ownership of shares of Common Stock by: (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding Common Stock, (ii) each of the Company's directors and (iii) all directors and executive officers of the Company as a group.



                                                    Number of shares            Percentage
Name and address of beneficial owner(a)          beneficially owned (b)          of class
---------------------------------------          ----------------------       -----------

William D. Moses..............................          761,126(c)                 11.7%

George H. Henry(d)............................          410,850(e)                  6.3%

Donald J. Masters.............................          146,287(f)                  2.3%

Nimrod J. Kovacs(g)...........................           65,623(h)                  1.0%

Charlotte Schiff-Jones(i).....................           12,915(j)                  *

Mitchell E. Sahn..............................                  0                  --

Austost Anstalt Schaan(k).....................          595,001(l)                  9.1%

Balmore Funds S.A(m)..........................          595,001(l)                  9.1%

All directors and executive officers as               1,426,323(n)                 20.8%
     a group (10 persons).....................
---------------------
* Less than 1%.

(a) Unless otherwise indicated, the address for each named individual or group is in care of The Recovery Network, Inc., 1411 5th Street, Suite 200, Santa Monica, California 90401.
(b) Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of October 26, 1998 have been exercised and converted. Pursuant to a "change of control" provision, which defines a "change of control" to have occurred if individuals who are directors at the beginning of a 24-month period fail to constitute at least two-thirds of all directors of the Company during such period, in the various stock option contracts issued to certain of the beneficial owners, all stock options beneficially owned by such person other than options granted under the Company's 1998 Stock Option Plan are currently exercisable. Assumes a base of 6,334,833 shares of Common Stock before any consideration is given to outstanding options, warrants or convertible securities.
(c) Includes (i) options to purchase 132,360 shares of Common Stock, (ii) warrants to purchase 43,750 shares of Common Stock and (iii) 387,356 shares of Common Stock held in the name of a trust for the benefit of Mr. Moses' child.
(d) The address of the beneficial owner is 6860 Sunrise Court, Coral Gables, Florida 33133.
(e)      Includes  (i) options to purchase  114,582  shares of Common  Stock and
         (ii) warrants to purchase 62,500 shares of Common Stock.
(f) Includes (i) options to purchase 70,690 shares of Common Stock, (ii) 37,212 shares of Common Stock held jointly by Mr. Masters and his spouse, (iii) 14,259 shares of Common Stock held in the name of trusts for the benefit of the children of Mr. Masters and his spouse (Mr. Masters disclaims beneficial ownership of the shares of Common

         Stock held in trust) and (iv) warrants to purchase 6,250 shares of Common Stock held jointly by Mr. Masters and his spouse.
(g) The address of the beneficial owner is 50 Falcon Hills Drive, Highland Ranch, Colorado 80126.
(h)      Includes (i) options to purchase  47,915  shares of Common  Stock,  and
         (ii) warrants to purchase 6,250 shares of Common Stock held by Kovacs Communication, Inc., of which Mr. Kovacs is a controlling shareholder.

(i) The address of the beneficial owner is 1687 Brickell Avenue, Miami, Florida 33129.
(j)      Consists of options to purchase 12,915 shares of Common Stock.
(k) The address of the beneficial owner is 7440 Fuerstentum, Lichenstein, Landstrasse 163. (l) Includes warrants to purchase 220,000 shares of Common Stock.
(m) The address of the beneficial owner is P.O. Box 4603, Zurich, Switzerland.
(n)      Includes  (i) options to purchase  407,984  shares of Common  Stock and
         (ii) warrants to purchase 118,750 shares of Common Stock.

                              CERTAIN TRANSACTIONS


         During the period from July 1996 through October 1996, the Company issued an aggregate principal amount of $310,000 of Convertible Notes in a private placement. The Company sold a Convertible Note in an aggregate principal amount of $30,000 to each of George H. Henry, a director of the Company and William D. Moses, the Company's Chief Executive Officer on July 17, 1996 and
October 14, 1996, respectively. In November 1996, Messrs. Henry and Moses each converted the principal and interest on their Convertible Note into 8,524 shares of Common Stock at an effective purchase price of $3.68 per share. Pursuant to the terms of the Convertible Notes, as modified by a change in terms offered to all noteholders, each of Messrs. Henry and Moses received and exercised warrants to purchase an additional 17,048 shares of Common Stock at a purchase price of $2.32 per share. In addition, Messrs. Moses and Henry were granted certain registration rights with respect to the shares of Common Stock issued upon conversion of the Convertible Notes and upon the exercise of the warrants.

         Effective August 30, 1996, the Company entered into a consulting and bonus agreement (the "Consulting Agreement") with Jonathan Katch, a former principal stockholder and a former director and officer of the Company and Chief Executive Officer of Recovery Interactive. Mr. Katch was granted a bonus of 12,915 stock options at an exercise price of $2.32 per share for his services relating to the creation of Recovery Interactive and for his services as a former officer and director of the Company. The stock options vested upon execution of the Consulting Agreement. In addition, the Consulting Agreement provides that Mr. Katch will serve as a consultant to the Company's management for a period of three years for which Mr. Katch was granted an additional 12,915 stock options at an exercise price of $2.32 per share. Such stock options commenced vesting at the rate of 1,075 stock options per fiscal quarter, on September 30, 1996.

         From October to November 1996, the Company reduced the exercise price of options granted to its non-employee directors from $3.87 to $2.32 to encourage such directors to exercise their vested options. Mr. Henry and Mr. Kovacs exercised options to purchase 28,412 and 6,458 shares of Common Stock, respectively. Each director was granted certain registration rights with respect to the shares of Common Stock issued upon exercise of the options.

         During October and November 1996, Messrs. Katch and Moses were issued 10,763 and 32,287 shares of Common Stock, respectively, valued at $2.32 per share as reimbursement for expenses incurred by them on behalf of the Company.

         During October 1996 to January 1997, the Company sold shares of Common Stock at $3.48 per share in a private placement. Messrs. Henry and Berman purchased 28,699 shares and 71,891 shares of Common Stock, respectively, in such offering at the same price and on the same terms as the other investors in such offering. The purchasers in the private placement, including Messrs. Henry and Berman, were granted certain registration rights with respect to the shares of Common Stock purchased.

         On November 22, 1996, Mr. Moses agreed to convert $49,000 of deferred compensation earned by him from May 1996 to November 1996 into 21,094 shares of Common Stock, at a price of $2.32 per share.

         In March and April 1997, the Company sold an aggregate of 40 Financing Units in the Private Financing. Each Financing Unit consisted of a $50,000 principal amount Financing Note, 10,000 shares of Common Stock and 12,500
Financing Warrants. The offering price was $50,000 per Financing Unit. In connection with the Private Financing, Mr. Henry purchased 5 Financing Units; Paul Graf, a former director of the Company, purchased 5 Financing Units; Mr. Masters and his spouse jointly purchased .5 Financing Units; Mr. Moses purchased
3.5 Financing Units; Terrance and Daryl Berman, former principal shareholders of the Company, purchased 3.5 Financing Units; and Kovacs Communication, Inc., of which Mr. Nimrod Kovacs, a director of the Company is a controlling shareholder, purchased .5 Financing Units in the Private Financing.


         In April 1997, the Company launched The Recovery Network nationally via satellite transmission under the Nesting Contract entered into with ATN. Under the Nesting Contract, ATN provided the ATN Services on its satellite transponder to The Recovery Network. ATN provided distribution of the Company's programming into cable systems through existing affiliation agreements between ATN and those systems. Under the Nesting Contract, the Company was charged a daily rate for broadcast time provided by ATN to the Company with the actual charges for each calendar month being based on the actual monthly number of households served by ATN affiliates. On February 26, 1998, the Company executed a contract to extend the Nesting Contract. The extension provided for an extension of services on a month-to-month basis through and until August 31, 1998, at a monthly fee of $65,000 and a one-time payment of $150,000 to reflect unanticipated costs incurred by ATN in the course of performance under the Nesting Contract. The Nesting Contract, as amended, expired on August 31, 1998. Mr. George H. Henry, a director of the Company and the Chairman of its Executive Committee, is the Chairman of the Board and Chief Executive Officer and a principal shareholder of ATN. Mr. William D. Moses, the Chief Executive Officer of the Company, is a principal shareholder of ATN.


         On January 26, 1998, Mr. Henry entered into an agreement with Recovery Interactive. Pursuant to such agreement, Mr. Henry is entitled to a percentage of any proceeds from a "change of control" (as defined in the agreement) of Recovery Interactive which exceeds a base amount.

         Charlotte Schiff-Jones, a director of the Company, provides consulting services in the areas of affiliate marketing and strategic business development. During the fiscal year ending June 30, 1998, Ms. Schiff-Jones received $58,314 as compensation for such services.

         The Company believes that all of the foregoing transactions and arrangements with affiliates were fair and reasonable to the Company and were and are on terms no less favorable than could have been obtained from unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between the Company and affiliates will continue to be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company. Any such future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by the Company's Finance and Compensation Committee.

                            DESCRIPTION OF SECURITIES

General


         The aggregate number of shares that the Company is authorized to issue is 25,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Prospectus, the Company has outstanding 6,334,833 shares of Common Stock.


Common Stock

         The holders of the Common Stock are entitled to one vote for each share held of record in the election of directors of the Company and in all other matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares voting for the election of directors can elect all of the directors. Holders of Common Stock are entitled (i) to receive such dividends as may be declared from time to time by the board of directors out of funds legally available for such purpose, and (ii) in the event of the liquidation, dissolution, or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid, and nonassessable. Holders of Common Stock have no preemptive right to subscribe for or purchase additional shares of any class of the Company's capital stock.

Warrants


         Each Warrant issued pursuant to the Agreements, as amended, entitles the holder thereof (the "Warrant Holders") to purchase one share of Common Stock. The Warrants are exercisable as to 200,000, 100,000, 100,000 and 100,000 shares of Common Stock for $4.00, $5.00, $5.50, and $6.00 per share, respectively. The Warrants exercisable for $5.50 per share are exercisable until June 29, 2001. The remaining Warrants are exercisable until December 2001. The Warrants are not redeemable by the Company at any time.


         The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant (which has been filed as an exhibit to this Registration Statement) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

         The Warrants may be exercised upon surrender of the Warrant on or prior to the expiration date to the Company at its principal office or at the office of the Warrant agent appointed by the Company in accordance with the terms of the Warrant, with the subscription form attached thereto completed and executed as indicated, accompanied by full payment of the exercise price (in cash or by certified check or official bank check payable to the order of the Company) for the number of Warrants being exercised. The Warrant Holders do not have the right or privileges of holders of Common Stock.

Redeemable Warrants

         Each Redeemable Warrant outstanding entitles the registered holder thereof (the "Redeemable Warrant Holders") to purchase one share of Common Stock at a price of $5.50, subject to adjustment in certain circumstances, through and including September 29, 2002.

         Each Redeemable Warrant is redeemable by the Company at any time, upon notice of not less than 30 days, at a price of $.10 per Redeemable Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently, $8.25, subject to adjustment) of the then effective exercise price of the Redeemable Warrants and the Company obtains the written consent of Whale Securities Co., L.P., the underwriter in the Company's initial public offering (the

"Underwriter") to such redemption prior to the Call Date. The Redeemable Warrant Holders shall have the right to exercise their Redeemable Warrants until the close of business on the date fixed for redemption.

         The Redeemable Warrants are issued in registered form under a warrant agreement by and among the Company, American Stock Transfer & Trust Company, as warrant agent (the "Redeemable Warrant Agent"), and the Underwriter (the "Redeemable Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Redeemable Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Redeemable Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Redeemable Warrants. Reference is made to the Redeemable Warrant Agreement (which has been filed as an exhibit to the Company's Registration Statement on Form SB-2, as amended (File No. 333-27787)) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

         The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant certificate on or prior to the expiration date at the offices of the Redeemable Warrant Agent, with the exercise form on the reverse side of the Redeemable Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the Redeemable Warrant Agent for the number of Redeemable Warrants being exercised. The Redeemable Warrant Holders do not have the right or privileges of holders of Common Stock.

         No Redeemable Warrant will be exercisable unless, at the time of exercise, the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Redeemable Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Redeemable Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, subject to the terms of the Redeemable Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that the Company will be able to do so.

         No fractional shares will be issued upon exercise of the Redeemable Warrants. However, if a Redeemable Warrant Holder exercises all Redeemable Warrants then owned of record by him or her, the Company will pay to such Redeemable Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

Registration Rights


         In March and April 1997, the Company completed a private financing (the"Private Financing") pursuant to which the Company issued and sold to 21 "accredited investors" an aggregate of 40 units (the "Financing Units") consisting of an aggregate of (i) $2,000,000 principal amount of unsecured non-negotiable promissory notes (the "Financing Notes") which bear interest at the rate of 9% per annum and are due on the earlier of the consummation of this offering or March 6, 1998; (ii) 400,000 shares of Common Stock (the "Financing Shares"); and (iii) warrants (the "Financing Warrants") to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $5.50 per share. In connection with the Private Financing, the Company agreed, pursuant to a mandatory registration right, to include the 400,000 Financing Shares and the 500,000 shares issuable upon exercise of the Financing Warrants (the "Financing Warrant Shares") in a registration statement which the Company will prepare and file with, and use its best efforts to have declared effective by, the Commission so as to permit the public trading of the Financing Shares and Financing Warrant Shares pursuant thereto. If such registration statement is not declared effective by the Commission within 15 months following the consummation of the Company's initial public offering, then commencing on the first day of the 16th month following the consummation of this offering, the Company shall issue to each holder of Financing Shares and Financing Warrant Shares, on the first day of each month a registration statement continues not to have declared effective by the Commission, such number of additional shares of Common Stock as is equal to 10% of the number of Financing Shares and Financing Warrant Shares issued to and held by such holder and such number of additional warrants as is equal to 10% of the number of Financing Warrants issued to and held by such holder. The holders of the Financing Shares and Financing Warrants have agreed not to sell or otherwise dispose of any of such securities for a period of 24 months following the effective date (September 29, 1997) of the Company's Registration Statement on Form SB-2.


         The Company has granted certain "demand" and "piggyback" registration rights to the holders of an additional 433,223 shares of Common Stock. The demand registration rights are exercisable, under certain circumstances, commencing September 29, 1998.

         In connection with its initial public offering, the Company has agreed to grant to the Whale Securities Co., L.P. certain demand and piggyback registration rights in connection with the 400,000 shares of Common Stock issuable upon exercise of certain warrants and the additional warrants included therein.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York.

                                     EXPERTS

         The audited financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which includes an explanatory paragraph regarding the Company's ability to continue as a going concern.


         The audited financial statement of FMS Productions, Inc. included in this Prospectus and elsewhere in the Registration Statement have been audited by Bartlett, Pringle & Wolf, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein as reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which includes an explanatory paragraph regarding the ability of FMS Productions, Inc. to continue as a going concern.

                          INDEX TO FINANCIAL STATEMENTS


THE RECOVERY NETWORK, INC. AND SUBSIDIARY


Report of Independent Public Accountants....................................F-2

Consolidated Balance Sheet as of June 30, 1998..............................F-3

Consolidated Statements of Operations for the years ended June 30, 1997 and 1998...............................................................F-4

Consolidated Statements of Shareholders' (Deficit) Equity for the years ended June 30, 1997 and 1998............ ..............................F-5

Consolidated Statements of Cash Flows for the years ended June 30, 1997 and 1998...............................................................F-6

Notes to Consolidated Financial Statements..................................F-7



FMS PRODUCTIONS, INC.

Report of Independent Auditors..............................................F-23

Balance Sheets at April 30, 1997 and 1996...................................F-24

Statements of Income and Retained Earnings for the years ended
     April 30, 1997 and 1996................................................F-25

Statements of Cash Flows for the years ended April 30, 1997 and 1996........F-26

Notes to Financial Statements...............................................F-27



THE RECOVERY NETWORK, INC. PRO FORMA FINANCIAL INFORMATION

Pro Forma Condensed Consolidated Statements of Operations for the year ended June 30, 1998....................................................F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To The Recovery Network, Inc.:


We have audited the accompanying consolidated balance sheet of The Recovery Network, Inc. (a Colorado corporation) and Subsidiary as of June 30,1998, and the related statements of operations, shareholders' (deficit) equity and cash flows for the years ended June 30, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Recovery Network, Inc. and Subsidiary as of June 30, 1998 and the results of their operations and their cash flows for the years ended June 30, 1997 and 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. The ability of the Company to operate as a going concern is dependent upon its ability (1) to obtain sufficient additional capital, (2) to distribute its programming and services through multimedia channels, (3) to achieve a critical mass of viewers to attract advertisers and healthcare providers and (4) to acquire and develop appropriate programming for broadcast. The Company plans to raise additional working capital through private and public offerings. The success of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                                  ARTHUR ANDERSEN LLP


Los Angeles, California
September 23, 1998

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1998

                                     ASSETS

CURRENT ASSETS:
     Cash..........................................................  $2,219,145
     Accounts receivable, net of allowance of $35,000..............     254,750
     Current portion of capitalized programming costs, net.........     191,500
     Inventory.....................................................      55,624
     Prepaid expenses..............................................      59,220
                                                                      ---------
         Total current assets......................................   2,780,239
CAPITALIZED PROGRAMMING COSTS, net.................................     765,962
FURNITURE AND EQUIPMENT, net.......................................     203,189
INVESTMENT IN JOINT VENTURE........................................        -
OTHER..............................................................      35,530
                                                                     -----------
                                                                     $3,784,920
                                                                     ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable..............................................  $  323,391
     Accrued payroll and benefits..................................     152,322
     Accrued professional fees.....................................     131,647
     Other accrued liabilities.....................................     111,494
     Accrued royalty expense.......................................     322,630
     Due to joint venture..........................................     224,500
     Current portion of capital lease obligation...................      17,029
                                                                     -----------
                  Total current liabilities........................   1,283,013
CAPITAL LEASE OBLIGATION, net of current portion...................      13,126
                                                                     -----------
                  Total liabilities................................   1,296,139
                                                                     -----------

COMMITMENTS


SHAREHOLDERS' EQUITY:
     Common stock, $.01 par value:

         Authorized - 25,000,000 shares, issued and
           outstanding-5,791,494 shares............................      57,915
     Additional paid-in capital....................................  17,050,969
     Prepaid consulting............................................    (461,250)
     Deficit....................................................... (14,158,853)
                                                                    ------------
                  Shareholders' equity.............................   2,488,781
                                                                    ------------
                  Total liabilities and shareholders' equity....... $ 3,784,920
                                                                    ============

  The accompanying notes are an integral part of this consolidated statement.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1998



                                                              1997              1998
                                                              ----              ----


DOMESTIC SALES........................................        $33,464         $894,758
                                                      ---------------   --------------
SALARIES AND CONSULTING EXPENSES......................      1,175,362        3,346,720
GENERAL AND ADMINISTRATIVE EXPENSES...................        768,938        2,326,807
PROGRAMMING EXPENSES..................................        358,447        1,543,997
MARKETING EXPENSES....................................        468,017          497,467
LOSS ON INVESTMENT IN JOINT VENTURE...................        300,000          592,500
COST OF VIDEO AND PUBLICATION EXPENSE.................           -             216,889
                                                      ---------------   --------------
    Operating Expenses................................      3,070,764        8,524,380
                                                      ---------------   --------------
    Loss from operations..............................      3,037,300        7,629,622
INTEREST EXPENSE......................................        788,235          775,611
INTEREST INCOME.......................................       ( 9,683)        (146,044)
                                                      ---------------   --------------
    Loss before provision for state income taxes......      3,815,852        8,259,189
PROVISION FOR STATE INCOME TAXES......................          1,800            2,545
                                                      ---------------   --------------
NET LOSS..............................................     $3,817,652       $8,261,734
                                                      ===============   ==============


LOSS PER SHARE INFORMATION:
    Basic and diluted loss per share.................. $       (1.87)     $    (1.91)
                                                      ===============   ==============


Weighted average number of common and common
    equivalent shares outstanding................         2,044,339        4,336,405
                                                      ===============   ==============


 The accompanying notes are an integral part of these consolidated statements.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY

                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1998

                                                                                      Stock
                                                                      Additional  Subscription  Prepaid
                                                                       Paid-in      (Notes      Consulting
                                                    Common Stock       Capital     Receivable)  Costs        Deficit        Total
                                             ----------------------  -----------  ------------ -----------  ----------  -----------
                                               Shares        Amount
                                             --------  -------------

BALANCE, June 30, 1996                             1,591,969   $15,920   $1,908,590    $500     $ (1,250)  $(2,079,467)   $(155,707)
   Issuance of common stock for consulting services   59,194       592      136,908       -      (22,500)            -       115,000
   Issuance of common stock for conversion of debt,
      accrued interest and deferred compensation:
      at $2.32 per share.................             31,857       319       73,681       -             -            -        74,000
      at $2.90 per share.................              6,888        69       19,931       -             -            -        20,000
      at $3.68 per share.................             71,033       710      260,790       -             -            -       261,500
   Issuance of common stock for cash:
      options exercised:
      at $2.32 per share.................             73,615       736      170,264       -             -            -       171,000
      at $0.77 per share.................                 44         -           33       -             -            -            33
      warrants exercised under convertible notes
      payable............................             142,065    1,420      328,580       -             -            -       330,000
      private placement including 7,749 shares
      issued for services for stock offering          146,510    1,465      482,035       -             -            -       483,500
   Issuance of common stock for an outstanding
      stock subscription.................                 216        2          498    (500)            -            -             -
   Shares retired pursuant to a settlement with
      shareholder........................              (2,141)     (21)      (4,952)      -             -            -       (4,973)
   Issuance of common stock and warrants for cash
      net of offering costs of $260,290 under the
      February 1997 private placement....             400,000    4,000      800,350       -             -            -       804,350
   Amortization of prepaid consulting costs                 -        -            -       -        18,125            -        18,125
   Net loss..............................                   -        -            -       -             -   (3,817,652)  (3,817,652)
                                                 ------------  -------- ------------  ------  ------------  ------------ -----------
BALANCE, June 30, 1997                              2,521,250   25,212    4,176,708       -       (5,625)   (5,897,119)  (1,700,824)
   Initial public offering of common stock and
      warrants, net of offering costs of $2,174,743 2,415,000   24,151   10,117,606       -             -                10,141,757
   Issuance of common stock and warrants for cash
      and subscription receivable, net of offering
      costs of $205,000 and including 30,601
      shares issued for placement services            808,377    8,083    1,536,917       -             -            -     1,545,000
   Services to be received in exchange for options
      and shares of common stock not yet issued             -        -    1,009,000       -    (1,009,000)           -             -
   Purchase of FMS.......................              44,000      440      208,560       -             -            -       209,000
   Exercise of options...................               2,867       29        2,178       -             -            -         2,207
   Amortization of prepaid consulting costs                 -        -            -       -       553,375            -       553,375
   Net loss..............................                   -        -            -       -             -  (8,261,734)   (8,261,734)
                                                 ------------  -------- ------------  ------  ------------------------  ------------
BALANCE, June 30, 1998                              5,791,494  $57,915  $17,050,969  $        $ (461,250) $(14,158,853)   $2,488,781
                                                 ============  ======== ============  ======  ========================  ============



 The accompanying notes are an integral part of these consolidated statements.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1998

                           Increase (Decrease) in Cash


                                                                                     1997               1998
                                                                                ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss..................................................................      $ (3,817,652)      $ (8,261,734)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Amortization of notes payable discount.................................           585,072            479,568
      Amortization of prepaid consulting costs...............................            18,125            553,375
      Amortization of deferred financing costs...............................           127,653            130,529
      Amortization of capitalized programming costs..........................           118,789            230,360
      Depreciation and other amortization....................................             7,584            166,956
      Common stock issued for services and interest expense..................            32,625                  -
      Provision for deferred compensation....................................           136,505                  -
      Provision for doubtful accounts........................................                 -             16,000
      Loss on investment in joint venture....................................           300,000            592,500
   Changes in assets and liabilities:
      Accounts receivable....................................................           (25,631)          (194,678)
      Inventory..............................................................                 -             25,325
      Prepaid expenses.......................................................           (14,993)           (33,365)
      Other assets...........................................................            (1,386)            (3,887)
      Capitalized programming costs..........................................          (356,389)          (565,783)
      Accounts payable, accrued payroll and benefits and other accrued
        liabilities..........................................................           418,142            (66,958)
      Accrued royalty expense................................................                 -            157,569
      Deferred compensation..................................................           (35,000)           (51,672)
      Accrued professional fees..............................................           297,963           (250,587)
      Due to shareholders and directors......................................           (39,417)           (65,751)
                                                                                ---------------    ---------------
        Net cash used in operating activities................................        (2,248,010)        (7,142,233)
                                                                                ---------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash paid for purchase of FMS.............................................                 -            (34,383)
   Purchases of furniture and equipment......................................           (45,396)          (206,569)
   Investment in joint venture...............................................          (300,000)          (368,000)
                                                                                ---------------    ---------------
      Net cash used in investing activities..................................          (345,396)          (608,952)
                                                                                ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings..................................................         1,245,360            574,990
   Payments on borrowings....................................................           (60,000)        (2,605,250)
   Payments on capital lease obligation......................................            (4,511)           (17,175)
   Proceeds from the issuance of common stock, warrants and stock
      subscriptions   .......................................................         1,788,883         12,332,547
   Deferred offering and financing costs incurred............................          (497,962)          (343,558)
   Repurchase of common stock................................................            (4,973)                 -
                                                                                ---------------    ---------------
      Net cash provided by financing activities..............................         2,466,797          9,941,554
                                                                                ---------------    ---------------

NET INCREASE (DECREASE) IN CASH                                                        (126,609)         2,190,369
CASH, beginning of period....................................................           137,492             10,883
CASH FROM ACQUISITION OF FMS.................................................                 -             17,893
                                                                                ---------------    ---------------
CASH, end of period..........................................................   $         10,883    $    2,219,145
                                                                                ===============    ===============

 The accompanying notes are an integral part of these consolidated statements.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998




1.       Organization, Line of Business and Significant Business Risks

         a.       Organization and Line of Business


         The Recovery Network, Inc. ("Recovery"), a Colorado corporation, was organized to provide information, interaction and support via television, radio and interactive media services to persons affected by or afflicted with alcoholism, drug and substance abuse, eating disorders, depression and a variety of behavioral and mental health problems, as well as to persons seeking to prevent the onset of these problems and select positive lifestyle choices. Recovery was incorporated in May 1992 and commenced operations in February 1993. Recovery has defined and developed its marketing concept and has procured and produced programming. Recovery commenced test broadcasting on a limited basis in March 1996 and was launched nationally for two hours a day in April 1997.

         b.       Acquisitions and Joint Venture

         Recovery Interactive

         Recovery owns a 50% interest in Recovery Interactive ("RI"), a joint venture with TCI Online Recovery Net Holdings, Inc. ("TCIR"), an affiliate of Tele-Communications, Inc. ("TCI"), formed on August 1, 1996 to commence a business to provide behavioral health care products and services to managed care organizations and other organizations offering or providing health care services, as well as to provide information, interaction and support regarding recovery issues and prevention issues, through an integrated multimedia platform. During 1997 and 1998, Recovery and TCI each made capital contributions to RI and incurred expenses on RI's behalf aggregating to approximately $300,000 and $368,000, respectively. The Joint Venture agreement is to continue through December 31, 2044. Recovery's investment in the Joint Venture is accounted for under the equity method of accounting. Recovery recorded a loss on investment in the joint venture for its entire investment of $300,000 in 1997 and $592,500 in 1998 which includes amounts to be paid to RI for operating losses incurred by RI through June 30, 1998.

         FMS Productions

         On December 10, 1997, Recovery acquired 100 percent of the issued and outstanding common stock of FMS Productions, Inc. ("FMS" and collectively, the "Company") for total consideration of $225,490. Consideration included 44,000 shares of Recovery's common stock valued at $209,000 ($4.75 per share) and a cash payment totaling $34,383, less $17,893 of cash received from FMS. In conjunction with the acquisition, which has been accounted for under the purchase method, acquired net assets were as follows:

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



1. Organization, Line of Business and Significant Business Risks - (Continued)


Accounts Receivable..................................    $  50,441
Prepaid expenses.....................................       10,162
Inventory............................................       80,949
Capitalized programming costs........................      384,439
Furniture and Equipment..............................       10,826
Other assets.........................................        5,257
                                                       -----------
Fair Value of acquired assets, excluding cash........      542,074
Accounts payable.....................................     (151,523)
Accrued royalty expense..............................     (165,061)
                                                         ---------
Net purchase price...................................     $225,490
                                                          ========

         Prior to the FMS acquisition, Recovery was classified as a development stage company, due to the lack of significant operating revenues. Effective for the first quarter after the FMS acquisition (quarter ended March 31, 1998), Recovery emerged from the development stage as a result of the revenues generated from FMS's operations subsequent to the purchase date.

         The unaudited pro forma results of operations for the years ended June 30, 1997 and 1998 (reflecting all adjustments which, in the opinion of management, are necessary for a fair presentation) as if the FMS acquisition was consummated on July 1, 1997 and 1998, respectively, are as follows:


                                          1997                1998
                                     --------------      --------------
Pro forma total revenues                $ 1,214,000         $ 1,593,000
                                     ==============      ==============
Pro forma net loss                      $(3,915,000)        $(8,265,000)
                                     ==============      ==============
Pro forma weighted average
    number of common shares               2,088,339           4,356,055
                                     ==============      ==============
Pro forma loss per common share      $        (1.87)    $         (1.90)
                                     ==============      ==============


         c.       Significant Business Risks

         Going Concern

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has recurring losses from operations and has limited operating revenues, that raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to operate as a going concern is dependent upon its ability (1) to obtain sufficient additional capital, (2) to distribute its programming and services through multimedia channels, (3) to achieve a critical mass of viewers to attract advertisers and healthcare providers and (4) to acquire and develop appropriate programming for broadcast. The Company plans to raise additional working capital through private and public offerings. The successful outcome of future activities cannot be determined at this time and there are no

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998




1. Organization, Line of Business and Significant Business Risks - (Continued)

assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

         The financial statements do not include any adjustments related to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

         Government Regulations

         The cable television industry is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the Federal Communications Commission (the "FCC"). Regulations governing the rates that can be charged to subscribers by cable systems not in markets subject to effective competition from other multichannel video program distributors could adversely affect the ability of cable systems with limited channel capacity to finance rebuilding or upgrading efforts to increase channel capacity or otherwise restrict their ability to add new programming such as The Recovery Network. In addition, federal "must-carry" rules requiring cable operators to devote up to one-third of their channels to carriage of local commercial TV broadcast stations (and additional channels for noncommercial education TV stations); commercial leased access rules designating 10 to 15 percent of system channels for lease by unaffiliated programmers; and local regulatory requirements mandating further channel set-asides for public, governmental and educational use could reduce channel availability which might otherwise be available for The Recovery Network on many cable systems. Statutory provisions and FCC rules governing relationships among cable systems and competing forms of multichannel video program distribution, as well as the relations between the Company and its cable system affiliates could adversely affect the marketability of the Company's programming and the flexibility of the Company in its business dealings with outlets for its programming.


         Dependence upon Group W Network Services

         In May 1998, the Company entered into a five year contract with Group W Network Service, a division of CBS Corporation, to provide program origination, master control operations, uplink and C-Band Satellite transponder services (the "Transponder Contract"). It is possible that Group W Network Services or Company affiliates could experience broadcast interruptions and equipment failures, which could last for a significant period of time. The Transponder Contract will allow the Company to broadcast 24 hours a day, rather than the 12 hours a day under the ATN nesting contract (the "Nesting Contract" - see Note 8). The
Transponder Contract, however, does not provide the Company with access to subscribers as did the Nesting Contract.

         Through June 30, 1998, substantially all the households which received broadcast of The Recovery Network's programming were provided under the terms of the Nesting Contract. Starting September 1, 1998, the Company is entirely dependent on its own affiliate marketing efforts to obtain affiliate agreements with cable operators. Currently, the Company's only significant arrangement is with Cablevision, which provides the Company with approximately 2 million subscribers in the New York and Boston metropolitan areas.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



2.       Principles  of  Consolidation and  Summary  of  Significant  Accounting
         Policies

         a.       Principles of Consolidation

         The accompanying consolidated statement of operations for 1998 includes the operating results of FMS from December 10, 1997 (the acquisition date) to June 30, 1998. All intercompany transactions and accounts between Recovery and its subsidiary have been eliminated in consolidation.


         b.       Use of Estimates

         In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


         c.       Revenue Recognition

         Advertising revenues are recognized when the advertisements are broadcast. Video and publications revenues are recognized when the goods are shipped or later when accepted by the customer if acceptance is required. During 1998, the Company recorded approximately $695,000, $150,000 and $50,000 of video and publications, advertising and other revenues, respectively. During 1997, the Company recorded $33,000 of advertising revenues.

         d.       Cash


         At times, the Company maintains cash balances over the Federal Depository Insurance Corporation insurable limit of $100,000 per customer per financial institution.


         e.       Furniture and Equipment

         Furniture and equipment is depreciated over the estimated useful lives of the assets using straight-line and accelerated methods. Estimated useful lives range from 3 to 7 years.

         Furniture and equipment, at cost, consist of the following at June 30, 1998:



          Computer Equipment.................. $   301,175
          Leasehold improvements..............      10,000
          Office furniture....................      58,275
                                                ----------
                                                   369,450
          Less accumulated depreciation.......    (166,261)
                                                ----------
                                               $   203,189
                                                ==========

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998




2. Principles of Consolidation and Summary of Significant Accounting Policies (continued)

         f.       Income Taxes

         The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

         Under SFAS 109, deferred income tax assets and liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses and credits are based on the changes in the deferred income tax assets and liabilities from period to period.

         g.       Deferred Offering Costs

         Costs associated with offerings of Recovery common shares are initially capitalized and then netted with the proceeds received from the sale of the common shares when the offering is completed. If the intended offering is terminated these costs are charged to operations.

         h.       Deferred Financing Costs

         Debt issuance costs are initially capitalized as deferred financing costs and amortized over the terms of the notes using the effective interest rate method. In the event the notes are repaid prior to their original maturity, any unamortized portion of the debt issuance costs capitalized will be charged to operations.

         i.       Capitalized Programming Costs

         Capitalized programming costs include direct costs of production, production overhead and costs to acquire distribution rights. Production costs are accumulated by each series produced or licensed. Production overhead is allocated proportionately to each series produced based on the direct production costs incurred for each series produced. The costs are charged to earnings as the series are broadcast based on the estimated number of future showings in accordance with SFAS No. 63, "Financial Reporting by Broadcasters."

         Capitalized programming costs are stated at the lower of unamortized costs or estimated net realizable value on a series-by-series basis. A series estimated net realizable value is periodically reviewed by management and revised downward when warranted by changing conditions. Once adjusted, the new estimated realizable value establishes a new unamortized cost basis.

         j.       Prepaid Consulting Costs

         The value of common stock and options issued for consulting services is recorded as prepaid consulting costs as a component of shareholders' (deficit) equity. Such amounts are amortized, using the straight-line method, over the life of the consulting agreements.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998


2. Principles of Consolidation and Summary of Significant Accounting Policies (continued)

         k.       Non-Monetary Exchanges

         Accounting for the transfer or distribution of non-monetary assets or liabilities is based on the fair value of the assets or liabilities received or surrendered, which ever is more clearly evident. Where the fair value of the non-monetary assets received or surrendered cannot be determined with reasonable accuracy, the recorded book value of the non-monetary assets are used.

         l.       Statements of Cash Flows

         The Company prepares its statements of cash flows using the indirect method as defined under SFAS No. 95, "Statement of Cash Flows." Required cash and non-cash transaction disclosures are as follows:

         During 1998, deferred offering costs of $573,508 were recorded against proceeds from the IPO. Deferred offering costs of $40,000, paid to the underwriters, were credited toward a two year consulting agreement and recorded in other assets. Recovery common stock of 44,000 shares was issued in connection with the acquisition of FMS.

         During 1997, the Company issued shares of common stock in connection with the conversion of $270,000 of notes payable, the settlement of deferred compensation of $74,000 and amounts due to consultants and shareholders for both past and future services of $137,500. The Company also entered into $47,568 of capital lease arrangements in connection with the purchase of furniture and equipment during the year.

         The Company made cash payments of $2,545 in 1998 and $1,800 in 1997 for state income taxes. During 1998 and 1997, cash payments for interest expense were approximately $166,000 and $13,000, respectively.

         m.       New Financial Accounting Pronouncements

         SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" are effective for fiscal years beginning after December 15, 1997. The Company will adopt the new standards upon their required effective dates. The effects of these new standards have not yet been determined.

         n.       Loss per Share

         The Company has adopted SFAS No. 128, "Earnings Per Share" ("EPS"), effective for the quarter ending December 31, 1997 and has restated its earnings per share disclosure for all prior periods presented to comply with SFAS No.
128. Under SFAS No. 128, primary EPS is replaced by "Basic" EPS, which excludes dilution and is computed by dividing income/loss available to common shareholders by the weighted average number of common shares outstanding for the period. "Diluted" EPS, which is computed similarly to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. When dilutive, stock options are included as share equivalents in computing diluted earnings per share using the treasury stock method.

         Prior to adoption of SFAS No. 128, the Company computed net loss per share in accordance with APB No. 15 and Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB No. 83). Pursuant to SAB No. 83, common stock issued for consideration below the offering price of $5.00 per share (the "Offering Price") and stock options and warrants issued with exercise prices below the Offering Price during the twelve-month period preceding the IPO, were

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998


2. Principles of Consolidation and Summary of Significant Accounting Policies (continued)

previously included in the calculation of common stock, using the treasury stock method, as if they were outstanding for all periods presented (the "Cheap
Shares"). The effect of adopting SFAS No. 128 was to decrease the weighted average shares outstanding by 460, 548 shares for the periods ended June 30, 1997 and prior, as the Cheap Shares are no longer includable in the calculation of earnings per share. The effect of adoption of SFAS No. 128 was to increase the loss per share by $0.35 for the year ended June 30, 1997.

         Dilutive securities of 4,477,170 and 963,282 shares are not included in the calculation of diluted EPS in the years ending June 30, 1998 and 1997, respectively, because they are antidilutive.

         o.       Reclassifications

         Certain 1997 financial statement amounts have been reclassified to conform to the 1998 presentation.

3.       Capitalized Production Costs

         Capitalized production costs, net of amortization, are summarized as follows:

         Produced programs........................ $ 683,597
         FMS film library acquired................   376,762
         Licensed films...........................   238,575
                                                   ---------
                                                   1,298,934
         Amortization.............................  (349,149)
                                                   ---------
              Net capitalized production costs....   949,785
         Productions in progress..................     7,677
                                                   ---------
         Net production costs..................... $ 957,462
                                                   =========

         Based on the Company's estimates of future showings, 75 percent of the costs will be amortized within the next three years.

4.       Note Payables

         During July and August 1997, Recovery borrowed $605,250 under one year, 15 percent notes payable to unrelated parties. The notes provide for a minimum of $90,790 of interest. Recovery incurred $30,260 of deferred financing costs related to these notes. These notes were paid with the proceeds from the IPO (see Note 7c).

         During 1997 the Company issued $2,000,000 of promissory notes in connection with the Company's March 1997 private placement. The notes bear interest at 9 percent per annum (estimated effective rate is 125 percent) and were due on the earlier of the consummation of an initial public offering or one year. These notes and related interest were paid with the proceeds from the IPO.

         In July 1996, the Company issued $310,000 of 10 percent convertible debentures (a total of $120,000 to certain shareholders and Directors). In November and December 1996, certain note holders who converted their notes payable and exercised the resulting warrants, were given a reduced conversion rate of one share for each $3.68 in outstanding principal

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



4.       Note Payables (continued)

and interest. The warrant exercise price was also reduced to $2.32 per share (estimated market price at date of repricing). Original conversion rate and exercise price was $3.87. Notes totaling $250,000 in principal, accrued interest of $11,500 and the resulting warrants were converted into 213,098 shares of common stock. Cash of $330,000 was received when the warrants were exercised.

5.       Deferred Compensation

         During 1997, an officer and a former officer converted $74,000 in deferred compensation due them into 31,857 shares of common stock valued at $2.32 per share by the Company.

6.       Income Taxes

         The components of the net deferred income tax asset at June 30, 1998, are as follows:

         Carryforward of net operating losses............     $3,663,000
         Development costs capitalized for tax purposes..        403,000
         Investment in RI not expensed for tax purposes..        288,000
         Other temporary differences.....................        131,000
                                                              ----------
                                                               4,485,000
         Valuation allowance.............................     (4,485,000)
                                                              ----------
         Deferred income tax asset.......................     $    -
                                                              ==========

         The provision for income taxes of $2,545 and $1,800 for the fiscal years ended June 30, 1998 and 1997, respectively, consist only of the current state provision.

         Differences between the provision for income taxes and income taxes at the statutory federal income tax rate for the years ended June 30, 1997 and 1998 are as follows:

                                                               1997                               1998
                                                       ----------------------            -----------------------
                                                       Amount         Percent            Amount          Percent
                                                       ------         -------            ------         --------

Income tax benefit at federal statutory rate.......    $(1,297,390)     (34.00)%        $(2,808,124)       (34.00)%
State taxes, net of federal income tax effect......          1,800        0.05                2,545          0.03
    Net operating losses and other deferred income
    tax assets not benefited.......................      1,297,390         34.00          2,808,124         34.00
                                                   ---------------  ------------     --------------  --------------
                                                   $         1,800          0.05%       $     2,545          0.03%
                                                   ===============  ============     ==============  ==============

         As of June 30, 1998, the Company had approximately $9,900,000 of federal net operating loss carryforwards, which will expire in fiscal years ending 2008 to 2013. As of June 30, 1998, the Company had approximately $4,880,000 of California state net operating loss carryforwards, which will expire in fiscal years ending 2001 and 2003. Under SFAS No. 109, the Company has recorded valuation allowances against the realization of its deferred tax assets. The valuation allowance is based on management's estimates and analysis, which include the impact of tax laws which may limit the Company's ability to utilize its tax loss carryforwards.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



6.       Income Taxes (continued)


         Additionally, pursuant to Internal Revenue Service code section 382, the Company's existing net operating loss carryforwards, and other deferred tax assets and liabilities, may be unavailable for future use due to significant ownership changes of Recovery's common stock.


7.       Capital Stock Transactions

         a.       The $3.48 Placement


         During November 1996 through January 1997, Recovery issued 138,761 shares of common stock for cash of $483,500 ($3.48 per share). Recovery also issued 7,749 shares in consideration of services rendered in connection with such placement.

         b.       The March 1997 Private Placement

         In March 1997, Recovery consummated a private financing pursuant to which it issued 40 units of Recovery's securities at $50,000 per unit. The private financing included an aggregate of (i) $2,000,000 principal amount of promissory notes; (ii) 400,000 shares of common stock; and (iii) warrants to purchase an aggregate of 500,000 shares of common stock at an exercise price of $4.00 per share, which was subsequently changed to $5.50 per share. The net proceeds for the offering were $1,512,654. A loan discount of $1,064,640 was recorded and allocated to the common stock issued and warrants granted in the private placement based upon the relative fair values of the debt and equity instruments issued. Amortization of $585,072 and $479,568 of the loan discount has been charged to operations as interest expense during 1997 and 1998, respectively. Offering costs of approximately $487,000 were incurred of which approximately $228,000 was capitalized as debt offering costs and amortized as interest expense in 1997 and 1998. The balance of $259,000 was charged to equity as cost of raising the equity proceeds.

         c.       Initial Public Offering

         On October 3, 1997, Recovery consummated its IPO pursuant to which it issued 2,415,000 units. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at $5.50 per share. The units were sold for $5.10 per unit for net proceeds of approximately $10,142,000.

         d.       1998 Private Placement

         In June 1998, the Company issued (i) 808,377 shares of common stock for net proceeds of approximately $1,545,000, and (ii) warrants to purchase 70,000 shares of common stock at an exercise price of $5.50 per share through June 29, 2001 (the "1998 Private Placement"). The shares were issued at a 25 percent discount when compared to current public trading prices at the time of the placement. The Company placed or is to place 346,449 shares of common stock into escrow. Once shareholder approval is obtained, the shares and a warrant to purchase 30,000 shares will be released from escrow for net proceeds of approximately $720,000.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



7.       Capital Stock Transactions (continued)


         The 1998 Private Placement also provides for additional shares of common stock to be issued pursuant to certain other provisions of the 1998 Private Placement agreement, including shares issuable for no additional consideration pursuant to certain reset rights (the "Reset Rights", as defined in the agreement) and shares issuable for up to $3,000,000 pursuant to the put rights (as defined in the agreement).


         e.       Other Stock Transactions


         During April 1998, the Company entered into a consulting agreement whereby consulting services were to be rendered in exchange for 200,000 shares of common stock and options to purchase 200,000 shares of common stock. The securities are to vest through September 1998. No securities have been issued under the agreement, however, approximately 106,000 shares of common stock and options to purchase approximately 106,000 shares of common stock have vested as of June 30, 1998. In 1998, the Company has recorded compensation expense of approximately $522,000 related to this agreement.


         During November 1996 the exercise price of 67,157 options granted in fiscal year 1996 to three members of the Board of Directors was reduced to $2.32 (estimated market price at date of repricing) per share and vesting was accelerated so that all options became fully vested. At that time, the options to purchase 67,157 shares of common stock were exercised. Other options to purchase 6,458 shares of common stock at $2.32 per share were also exercised.


         f.       Other

         Effective February 10, 1997, the Company approved a one for 7.7432 reverse split of common stock. Unless otherwise indicated, all information relating to the number and price per share of common stock has been retroactively adjusted to reflect the stock split.

         In management's opinion, all of the above transactions have been recorded at the estimated fair market value of Recovery's common stock at the date of grant.


8.       Related Party Transactions

         a.       Compensation


         During fiscal years 1997 and 1998, cash payments of approximately $708,000 and $660,000, respectively, were made to shareholders and Directors, including affiliated companies, for compensation in connection with services rendered.

         b.       Shares issued to shareholders


         During October and November 1996, the Company issued existing shareholders a total of 43,050 shares of common stock valued by the Company at $2.32 per share for reimbursement of $100,000 of expenses paid for by these shareholders. During February and March 1997, other shareholder claims were settled for $100,000 and the shareholder surrendered 2,141 shares of common stock. When tendered in December 1996, the shares were valued at $4,973 ($2.32 per share) by the Company.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



8.       Related Party Transactions (continued)

         c.       ATN Satellite Nesting Contract


         In April 1997, the Company entered into the Nesting Contract with ATN (a related company) under which ATN will provide the Company with satellite uplink, master control and other related services on its satellite transponder for two hours of broadcast time per day. The Nesting Contract expired on August 31, 1998.

         During 1997 and 1998, the Company made cash payments of $57,000 and $847,585, respectively to ATN.

9.       Employment Agreements

         The Company and its wholly-owned subsidiary have entered into certain employment agreements with employees, shareholders and/or Directors. The agreements expire at various dates from September 30, 1998 to February 28, 2000. The agreements provide for minimum monthly cash compensation ranging from approximately $10,000 to $12,500, and quarterly commissions to an officer of $0.01 for each subscriber household, as defined, in excess of one million households.

         The employment agreements provide certain option rights and contain certain non-compete and severance pay clauses, as defined, in the agreements. Future minimum payments required under the amended and revised employment agreements are approximately $721,000 and $170,000 in fiscal years 1999 and 2000, respectively.

10.      Options and Warrants


         Stock Options


         The Company has four stock option plans: the 1996 Employee and Consultants Stock Option Plan, the 1996 Board of Directors and Advisory Board Retainer Stock Option Plan, the 1997 Management Bonus Plan, and the 1998 Stock Plan. A total of 940,251 shares of common stock are reserved for issuance, pursuant to options granted and to be granted under these plans. 110,085 shares are available for grant under the plans as of June 30, 1997. Options pursuant to the 1996 and 1997 plans have fully vested as of June 30, 1998, resulting from change of control provisions being activated due to changes in the Board of Directors of the Company. Options under the 1998 plan generally vest over three years. All plan options generally expire in four to five years.

         The plans provide for option grants at exercise prices not less than the fair market value on the date of grant. All options granted under the 1996 plans were at an exercise price of $5.00 per share. All grants under the 1997 and 1998 plans were repriced, effective August 3, 1998, as the Board of Directors of the Company approved the repricing of options to purchase 806,746 shares granted under these two plans, certain non-plan options and an option granted after June 30, 1998. Such repricing was effected by offering to exchange new options with an exercise price of $1.56 per share, which was the fair market value of the common stock on the date of repricing, for the options then held by such optionees. The new options otherwise have identical terms and conditions as the current original options.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998


10.      Options and Warrants (continued)

         Effective during fiscal year 1997, the Company granted non-plan options to acquire 110,423 shares of common stock for services rendered and pursuant to certain employment agreements. All options are fully vested as of June 30, 1998, resulting from change of control provisions being activated due to changes in the Board of Directors of the Company. All options expire in 2001.

         During 1997 and 1998, non-plan options to purchase 3,583 and 18,000 shares, respectively, of common stock were granted. The options' exercise prices are $5.00 per share in 1997 and $1.56 per share in 1998. Options vest monthly commencing July 1997 and April 1998. The options expire five years from the date of grant. During 1998, 1,000 of these options reverted back to the Company upon termination of employment of an optionee.

         During April 1998, the Company granted 106,250 non-plan options for consulting services at an exercise price of $3.00 per share. Options are vested when granted and expire in five years.

         The following is a summary of all options granted to employees, directors and consultants to acquire the Recovery's common stock as of June 30, 1998:

         Shares         Exercise           Shares      Shares         Shares
        Granted           Price            Vested     Exercised     Terminated
        -------         --------           ------     ---------     ----------

        147,586           $5.00           144,003         -            3,583
         23,247           $3.10            23,247         -             -
        106,250           $3.00           106,250         -             -
         87,176           $2.32            87,176         -             -
        806,576           $1.56           267,993         -           98,830

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



10.      Options and Warrants (continued)

         The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," issued in October 1995. In accordance with the provisions of SFAS no. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock options plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net loss and loss per share would have been increased to the pro forma amounts indicated in the table below (in thousands, except per share amounts):


                                      Year Ended       Year Ended
                                     June 30, 1997    June 30, 1998
                                     -------------    -------------
Net loss - as reported                $   3,818       $   8,262
Net loss - pro forma                  $   3,911       $   8,532
Loss per share - as reported          $  (1.87)       $  (1.91)
Loss per share - pro forma            $  (1.91)       $  (1.97)


        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                                           1997                  1998
                                           ----                  ----
Expected dividend yield                    0.00%                 0.00%
Expected stock price volatility            0.00%                 72.32%
Risk free interest rate                    6.00%                 6.00%
Expected life of options                   5 years               5 years

         The weighted average fair value of options granted during fiscal year 1998 is $1.00. During 1997, the weighted average fair value of options granted was $0.31.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998




10.      Options and Warrants (continued)

         Warrants


         At June 30, 1998, there were 3,350,498 warrants outstanding related to the Company's debt and equity offerings, including the IPO. 500,000 warrants are exercisable through March 2002 at $5.50 per share and 15,498 warrants are exercisable through March 1999 at $3.87 per share. 2,415,000 warrants were issued in connection with the Company's IPO and are exercisable through September 2002 at $5.50 per share. 420,000 underwriter warrants were also issued in connection with the IPO and are exercisable through September 2002 at $8.25 to $9.075 per share.

11.      Commitments


         a.       Operating Leases

         During March 1997, the Company executed an operating lease agreement for its office facilities that expires in April 2002. Under the agreement, the Company has an option to extend the lease through May 2004. The lease requires that the Company also pay for certain insurance coverages and common area charges throughout the term of the lease. The aggregate minimum future commitments under operating leases are as follows:


              Year Ending June 30,

              1999...........    $236,000
              2000...........     247,000
              2001...........     254,000
              2002...........     225,000
                                ---------
                                 $962,000
                                =========


         Rent expense charged to operations in fiscal 1997 and 1998 were approximately $79,600 and $339,000, respectively.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998


11.      Commitments (continued)

         b.       Capital Leases

         The Company leases certain office equipment under a capital lease. At June 30, 1998, minimum lease payments under the terms of the lease agreement are as follows:

            Year Ending June 30,

            1999..................................     $22,350
            2000..................................      18,711
                                                      --------
                                                        41,061
            Less-amounts representing interest....     (10,906)
            Less-Current portion..................     (17,029)
                                                      --------
                                                       $13,126
                                                      ========


         c.       Transponder Contract

         In May 1998, the Company entered into a five year contract with Group W Network Services to provide program origination, master control operations, uplink and C-Band Satellite transponder services. The contract requires the Company to make monthly payments of approximately $85,000.

12.      Events Subsequent to the Date of the Auditors Report (Unaudited)

Issuance of Common Stock

         On September 24, 1998, and in connection with the 1998 Private Placement, the shareholders of the Company approved the issuance of 346,449 shares of common stock (including 13,115 shares of common stock for placement services) and a three year warrant to purchase 30,000 shares of common stock at $5.50 per share for gross proceeds of $750,000. Expenses associated with this offering are approximately $95,000. The shares and warrant were issued on October 2, 1998.

         In October 1998, the 1998 Private Placement agreement was amended (the "Amendment"), whereby an additional 138,890 shares of common stock were issued. Total shares of common stock issued under the 1998 Private Placement, including the Amendment shares, were 1,250,000 shares for gross proceeds of $2,500,000 (or $2.00 per share). Warrants to purchase an additional 400,000 shares of common stock were also granted at exercise prices ranging from $4.00 to $6.00 per share. These additional warrants are exercisable until December 2001.

                    THE RECOVERY NETWORK, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998


12.      Events Subsequent to the Date of the Auditors Report (Unaudited)
         (continued)

         Pursuant to the Amendment, 1998 Private Placement subscribers (the "Subscribers") agreed not to sell their 1,250,000 shares of common stock until December 21, 1998 (the "Lock-Up"), during which period the Subscribers have granted a transferable option to sell 900,000 of such shares at $3.00 per share (the "Option") to a minority shareholder of the Company. The Subscribers may elect not to sell up to 450,000 shares of common stock under the Option. If the Option is exercised, the Lock-Up will be extended until February 16, 1999 for all unsold shares and Subscriber Reset Rights (see Note 7) will be forfeited. The Lock-Up will expire if the closing bid price for the Company's common stock is $5.00 or more for three consecutive trading days.

         If the Option is not exercised, the Company will be required to pay liquidated damages to the Subscribers of up to $150,000.

         The Company has placed 1 million shares of common stock into escrow as security for additional shares that may be required to be issued pursuant to the Reset Rights.

Options

         During October 1998, the Board of Directors granted options to purchase 350,000 and 50,000 shares of common stock at $2.00 and $2.50 per share, respectively. The Board of Directors also granted 58,000 shares of common stock. All shares and options to purchase 375,000 shares of common stock were granted for consulting services rendered or to be rendered. Options to purchase 25,000 shares of common stock were granted for past Director services. Consulting options vest immediately and director service options vest over three years.

Recovery Interactive

         During October 1998, the Company and TCI agreed to amend the joint venture to admit FHC Internet Services, L.C. ("FHC") as a member. In connection with the amendment, the Company agreed to contribute warrants to purchase 295,000 shares of common stock at $2.125 per share, and 25,000 shares of common stock to RI. The Company's ownership interest was reduced to 20 percent from 50 percent and may be reduced another 10 percent if the Company does not satisfy certain performance guidelines.

                                                                   June 30, 1997
                                                       Santa Barbara, California


To the Board of Directors
of FMS Productions, Inc.


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

We have audited the accompanying balance sheet of FMS Productions, Inc. as of April 30, 1997 and 1996 and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FMS Productions, Inc. as of April 30, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has suffered losses from operations and its total liabilities exceeds its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bartlett, Pringle & Wolf, LLP




                              FMS PRODUCTIONS, INC.
                                  BALANCE SHEET
                             April 30, 1997 and 1996

================================================================================

                                     ASSETS                                  1997               1996
                                     ------                                  ----               ----


Current Assets:
         Cash:    Unrestricted                                        $       12,122        $    12,951
                  Restricted                                                   8,502              9,864
                                                                           ---------          ---------
                          Total cash                                          20,624             22,815

         Accounts receivable, less allowance for uncollectible
         accounts of $18,500 in 1997 and 1996                                 78,353            108,758
         Other receivables                                                       --               1,620

         Inventories                                                          48,168             42,334

         Production costs, net of amortization of $457,399 and
           $450,953 for 1997 and 1996, respectively                           55,410             56,497
         Prepaid expenses                                                      2,989              2,454
                                                                           ---------          ---------
                  Total current assets                                       205,544            234,478
                                                                           ---------          ---------


Equipment
         Machinery and equipment                                              32,049             35,495
         Furniture and fixtures                                               22,773             22,985
         Automobiles                                                          28,500             28,500
         Office equipment                                                     14,784             14,306
                                                                           ---------          ---------
                                                                              98,106            101,286
         Less accumulated depreciation                                       (88,043)           (89,883)
                                                                           ---------          ---------
                  Net equipment                                               10,063             11,403

Other Assets:
         Refundable deposits                                                   5,257              6,398
                                                                           ---------          ---------
                  Total assets                                          $    220,864        $   252,279
                                                                           =========          =========
LIABILITIES AND STOCKHOLDER'S EQUITY
     Accounts payable                                                     $   65,849         $   60,862
     Accrued royalties                                                       160,428            156,155
     Accrued payroll and related tax liabilities                              33,681             38,225
     Deferred revenue                                                          7,181              8,765
     Current portion of long term debt                                        12,205             38,208
                                                                           ---------          ---------
                  Total current liabilities                                  279,344            302,215
Long term debt, net of current portion                                        22,846             29,057
                                                                           ---------          ---------
                  Total liabilities                                          302,190            331,272
                                                                           ---------          ---------
Stockholders' Equity:
     Common stock   no par value; authorized 2,500 shares;
         Issued and outstanding 100 shares                                       700                700
         Retained earnings (deficit)                                         (82,026)           (79,693)
         Total stockholders' equity (deficit)                                (81,326)           (78,993)
Total liabilities and stockholders' equity                              $    220,864        $   252,279
                                                                     ===============   ================

See accompanying notes

                              FMS PRODUCTIONS, INC.
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                   For the Years Ended April 30, 1997 and 1996

================================================================================

                                                                      1997          1996
                                                                      ----          ----

Net Sales                                                        $1,180,926   $   1,286,710
Cost of Sales                                                       378,096         406,198
                                                              -------------   -------------
                  Gross profit                                      802,830         880,512
                                                              -------------   -------------
Operating Expenses
         Selling                                                    379,495         481,347
         General and administrative                                 420,316         488,986
         Interest                                                    10,208          14,072
                                                              -------------   -------------
                          Total operating expenses                  810,019         984,405
                                                              -------------   -------------
                  Operating loss                                     (7,189)       (103,893)
                                                              -------------   -------------

Other Income:
         Net gain on disposal of assets                                 --              112
         Interest income                                                305             593
         Miscellaneous income                                         5,351           5,000
                                                              -------------   -------------
                          Total other income                          5,656           5,705
                                                              -------------   -------------
                  Loss before income taxes                           (1,533)        (98,188)
         Provision for income taxes                                    (800)           (800)
                                                              -------------   -------------
                  Net loss....................................       (2,333)        (98,988)

         Retained earnings (deficit), beginning of year             (79,693)         19,295
                                                              -------------   -------------

         Retained earnings (deficit), end of year              $    (82,026)  $     (79,693)
                                                              =============   =============

         See accompanying notes

                              FMS PRODUCTIONS, INC.
                             STATEMENT OF CASH FLOWS
                   For the Years Ended April 30, 1997 and 1996

================================================================================


Cash Flows from Operating Activities:                                                 1997              1996
                                                                                 --------------   ----------------

         Net loss                                                                   $    (2,333)      $    (98,988)
         Adjustments to reconcile net loss to net cash
          provided (used) by operating activities:
                  Depreciation and amortization                                          11,587             13,439
                  Gain on disposal of  assets                                                --               (112)
                  Decrease (increase) in:
                          Accounts receivable                                            30,404             20,003
                          Other receivables                                               1,620                 63
                          Inventories                                                    (5,834)            12,283
                          Production costs                                               (5,359)              (781)
                          Prepaid expenses and refundable deposits                          606             27,049
                  Increase (decrease) in:
                          Accounts payable                                                4,987             (9,798)
                          Accrued royalties                                               4,273             14,138
                          Accrued payroll and related taxes                              (4,544)            (2,665)
                          Deferred revenue                                               (1,584)                --
                                                                                 --------------   ----------------
                  Net cash provided (used) by operating activities                       33,823            (25,369)
                                                                                 --------------   ----------------
Cash Flows from Investing Activities:
         Purchase of equipment                                                           (3,800)            (5,053)
                                                                                 --------------   ----------------
                  Net cash used in investing activities                                  (3,800)            (5,053)
                                                                                 --------------   ----------------
Cash Flows from Financing Activities:
         Repayments under line of credit                                                     --            (42,500)
         Principal payments on long-term borrowing                                      (32,214)           (28,946)
         Proceeds from long-term borrowing                                                   --             34,494
                                                                                 --------------   ----------------
                  Net cash used in financing activities                                 (32,214)           (36,952)
                                                                                 --------------   ----------------
Net decrease in cash                                                                     (2,191)           (67,374)
Cash at beginning of year                                                                22,815             90,189
                                                                                 --------------   ----------------

Cash at end of year                                                                  $   20,624       $     22,815
                                                                                 ==============   ================

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
         Interest                                                                    $   10,208        $    14,072
         Income taxes                                                                       800                800
See accompanying notes

                              FMS PRODUCTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


================================================================================

Note 1 -       Nature of Business and Summary of Significant Accounting Policies

         A)     Nature of Business

                FMS Productions, Inc., located in Carpinteria, California, is a nationwide distributor of educational films and videos. The Company grants credit to its customers including educational, correctional, and counseling institutions throughout the United States, many of which rely on governmental funding.

         B)     Restricted Cash

                Restricted cash represents amounts received from third parties for the production of films.

         C)     Inventories

                Inventories are stated at the lower of cost (first in, first out) or market (net realizable value).

         D)     Equipment

                Equipment is stated at cost with depreciation provided over the estimated useful lives utilizing the straight line and 150% declining balance methods.

                The estimated useful lives of all of the assets range from five to seven years.

         E)     Production Costs

                Production costs consist of negative costs, which are the costs the Company incurs to produce a film, and other production costs that the Company incurs to produce books and cassette tapes. Negative costs are amortized under the individual film-forecast-computation method. This method amortizes the film costs in relation to an estimate of the film's revenues over the sales life of the film. Other production costs are amortized in a similar manner. It is reasonably possible that those estimates of anticipated gross revenues will be reduced in the near term. As a result, the carrying amount of the capitalized production costs would be reduced.

         F)     Income Taxes

                Income taxes are provided for the tax effect of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between methods of depreciating fixed assets, allowances for doubtful accounts, and reporting of lawsuit settlement expense for financial and income tax reporting. The deferred tax assets represent the future tax return consequences of those differences, which will be deductible when the assets are recovered. Deferred taxes also are recognized for operating losses that are available to offset future taxable income.

         G)     Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 -       Inventories

               Amounts included in inventory are as follows:


                                            1997                   1996
                                      -----------------      ----------------
Pre-production costs                   $          1,836       $           677
Finished goods                                   46,332                41,657
                                      -----------------      ----------------
                                        $        48,168         $      42,334
                                      =================      ================

Note 3 -       Notes Payable and long-term Debt

           The note payable represents a line of credit secured by accounts receivable, business assets, inventories and a trust deed on property owned by a stockholder under a general security agreement. The note was paid off on February 16, 1996. The company had available a $50,000 line of credit which expired August 15, 1996.

           At April 30, 1996 the Company was in violation of certain restrictive covenants of its loan agreement with the bank under its term loan. Therefore, the term loan is classified as current as of April 30, 1996.

           Long-term debt is summarized as follows:

                                                                                1997                 1996
                                                                            -------------      -------------

Unsecured 9% note payable to a stockholder of the Company,
payments of principal and interest due in monthly installments
of $532, note was due in full and paid by January 1, 1997.                       $             $  4,612


Loan payable to bank in monthly principal installments of $1,042 plus interest.  The interest rate is the Wall Street Journal prime rate plus 2%, which equaled 10.5% and 11%
at April 30,1997 and 1996, respectively.  The loan is secured by all
corporate assets and a Company officer's home.                                   $    5,993    $ 18,497
The company officer is a guarantor.


Lawsuit settlement, payable in monthly installments of $1,000, including interest, plus a  final payment of $3,000, which was paid in full December 1, 1996.  Interest is imputed at 8% based on the
Company's incremental borrowing rate.                                                         $   9,662


13.4% note payable to a stockholder of the Company in monthly principal and interest payments of $811.  Note is due in full on
February 25, 2001.  The note is secured by accounts receivable, inventories and  all other assets of the Company.  The loan is subordinate to the loan payable to the bank
Described above.                                                                     29,058      34,494
                                                                                -----------  ----------

         Total long-term debt                                                        35,051      67,265
Less current portion of long-term debt                                               12,205      38,208
                                                                                -----------  ----------
         Long-term debt, net of current portion                                  $   22,846  $   29,057
                                                                                ===========  ==========


Principal repayments are scheduled as follows for the years ending April 30:

         1998                                 $        12,205
         1999                                           7,097
         2000                                           8,106
         2001                                           7,643
                                          -------------------
                                              $        35,051
                                          ===================

Note 4 -          Lease Commitments

           The Company leases its facilities and equipment under month to month operating lease arrangements. The total expense for the year ended April 30, 1997 and 1996 was $47,378 and $50,390, respectively.

Note 5 -          Income Taxes

           Temporary differences giving rise to the deferred tax assets consist primarily of the excess of depreciation for financial reporting purposes over the amount for tax purposes, allowances for accounts receivable reported differently for financial reporting and tax purposes, and lawsuit settlement expense accounted for differently for financial reporting and tax purposes.


The provision for income taxes consists of:

                                                                                1997               1996
                                                                       ---------------   -----------------

         Current tax expense -- state                                  $           800   $            800
                                                                       ---------------   -----------------


The net deferred tax assets include the following components:


         Deferred tax assets:
                  Federal                                              $        29,346    $        30,415
                  State                                                         12,252             12,888
                                                                       ---------------   -----------------

         Deferred tax asset valuation account:
                  Federal                                                      (29,346)           (30,415)
                  State                                                        (12,252)           (12,888)
                                                                       ---------------   -----------------

                           Total deferred tax asset                    $                 $              0
                                                                       ===============   =================


         Valuation allowance, beginning of year                        $        43,303     $       23,808
         Increase (decrease) in allowance                                       (1,705)            19,495
                                                                       ---------------   -----------------

                           Valuation allowance, end of year            $        41,598     $       43,303
                                                                       ===============   =================


           The Company has available at April 30, 1997 an unused operating loss carryforward of approximately $206,000 which may be applied against future federal taxable income; and approximately $142,000 which may be applied against future state taxable income. These operating loss carryforwards expire in the years ending April 30, 2011 and 2001, respectively.

Note 6 -          Depreciation and Amortization Expense

         Included in the financial statements for the years ending April 30 are:


                                               1997                  1996
                                         ----------------      ----------------
Depreciation expense                        $       5,140          $      5,380
Amortization of production costs                    6,447                 8,059
                                         ----------------      ----------------
                                             $     11,587           $    13,439
                                         ================      ================

Note 7 -          Related Party Transactions

           The Company purchased consulting services from a 20% shareholder. For the year ending April 30, 1996, the Company paid this shareholder $10,800. There were no amounts paid to this shareholder during the year ending April 30, 1997. Amounts due to this shareholder and included in trade payables totaled $1,350 as of April 30, 1997 and 1996.

           Also included in trade payables are amounts due to shareholders and employees for unreimbursed expenses totaling $13,813 as of April 30, 1997.

Note 8 -   Employment Contract

           The Company has entered into an employment contract with its president through June 30, 1999 that provides for a minimum annual salary of $65,000 plus a bonus based on the Company's attainment of specified levels of sales and earnings. In addition, if the president is terminated for other than cause as specified in the terms of the contract, the president will be paid severance in an amount equal to his base salary payable from the date of the event causing the termination through the expiration date of the agreement plus two times his bonus for the immediately preceding year. In no event will the amount of severance payable be less than his base salary for the twelve month period immediately preceding the date of such termination plus two times his bonus for the immediately preceding fiscal year, if any such termination is made with in the final twelve months of the term of the employment contract.

Note 9 -   Subsequent Event

           The Company received a letter of intent form a potential buyer who would acquire all of the outstanding stock of the Company, subject to certain conditions, in exchange for the issuance of the purchasing company's common stock to the shareholders of FMS Productions, Inc. The Company's shareholders have accepted this offer. After closing, the Company would be a wholly owned subsidiary of the purchasing company.

Note 10 - Going Concern

           The Company experienced significant declines in sales during the years ended April 30, 1997 and 1996. In addition, as of April 30, 1997 and 1996, total liabilities exceeded total assets. As mentioned in Note 9, the Company's shareholders have accepted an offer to sell all of their outstanding stock. In addition, management has undertaken a cost reduction plan that has reduced monthly operating expenses. The success of the pending sale of the Company and management's cost reduction plan, as well as increasing sales and the Company's continued ability to obtain necessary short and long-term financing, will be critical factors in the Company's ability to continue as a going concern.

                           THE RECOVERY NETWORK, INC.
               PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
                                  June 30, 1998
                                   (Unaudited)


         The following unaudited pro forma condensed combining statements of operations for the year ended June 30, 1998 illustrate the effect of the acquisition by the Company of FMS Productions, Inc. (FMS) on December 10, 1998 for total consideration of $225,490. Consideration included 44,000 shares of the Company's common stock valued at $209,000 ($4.75 per share) and a net cash payment of $16,490. The FMS acquisition is being accounted for as a purchase, with the assets acquired and liabilities assumed being recorded at estimated fair market value. The unaudited pro forma combining statements of operations assumes that this transaction occurred at the beginning of the period presented.

         The pro forma adjustments are based upon currently available information and upon certain assumptions that the Company believes are reasonable. The acquisition of FMS has been recorded based upon the estimated fair market value of the tangible assets acquired at the date of acquisition. The adjustments included in the unaudited pro forma combining financial statements represents the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

         The unaudited pro forma combining financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transaction had been consummated as of the indicated dates. The unaudited pro forma combining financial statements should be read in conjunction with the historical financial statements of the Company and FMS, together with the related notes thereto, included elsewhere in this Prospectus and the Registration Statement of which this Prospectus is a part.

                           THE RECOVERY NETWORK, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                        FOR THE YEAR ENDED JUNE 30, 1998


                                            Recovery
                                           Network(1)             FMS(2)        Adjustments        Consolidated
                                           ----------             ------        -----------        ------------
REVENUES:
   Advertising..........................     $ 150,780    $             -       $          -         $    150,780
   Video and publication................       694,078            698,195                  -            1,392,273
   Other................................        49,900                  -                  -               49,900
                                            ----------       ------------        -----------           ----------
      Total revenues....................       894,758            698,195                  -            1,592,953
                                            ----------       ------------        -----------           ----------

OPERATING EXPENSES:
   Salaries and consulting..............     3,346,720            272,606             19,500(3)         3,638,826
   Marketing............................       497,467             82,828                  -              580,295
   General and administrative...........     2,326,807             83,111                  -            2,409,918
   Programming..........................     1,543,997                  -                  -            1,543,997
   Loss on investment in joint
      venture...........................       592,500                  -                  -              592,500
   Cost of book and publication
      sales.............................       216,889            210,768             30,000(4)           457,657
                                            ----------          ---------        -----------           ----------
         Operating expenses.............     8,524,380            649,313             49,500            9,223,193
                                            ----------          ---------        -----------           ----------
   Income (loss) from operations........    (7,629,622)            48,882            (49,500)          (7,630,240)
INTEREST EXPENSE........................      (775,611)            (3,661)          2,000(5)             (777,272)
INTEREST INCOME.........................       146,044                  -                  -              146,044
                                          ------------       ------------        -----------        -------------
   Income (loss) before provisions
      for income taxes..................    (8,259,189)            45,221            (47,500)          (8,261,468)
PROVISION FOR STATE INCOME
   TAXES................................        (2,545)              (800)                 -               (3,345)
                                          -------------      -------------       ------------       -------------
   Net income (loss)....................   $(8,261,734)         $  44,421          $ (47,500)         $(8,264,813)
                                          =============      =============        ============       =============
LOSS PER SHARE INFORMATION:
Loss per share and loss per share
   assuming dilution....................        $(1,91)                                                    $(1.90)
                                               ========                                              =============
Weighted average number of common             4,336.405                               19,650(6)         4,356,055
                                          =============                           ============       =============
   and common equivalent shares
   outstanding..........................

--------------------------

(1) Includes the historical results of operations of the Company for the year ended June 30, 1998, which includes the results of FMS from the date of acquisition (December 10, 1997).

(2) Includes the historical results of operations of FMS for the period from May 1, 1997 through October 31, 1997.
(3)   Increase in officers'  salaries based upon new employment  agreements.
(4)   Amortization  of FMS's  television  rights
(5) Reduction in interest expense due to retirement of note payable to FMS Shareholder.
(6) Increase in weighted average shares to acquire FMS as if consummated on July 1, 1997.

=======================================  =======================================
   No  dealer,   salesperson   or  other              3,321,226 Shares
person has been  authorized  to give any
information     or    to    make     any
representations    other    than   those
contained  in this  Prospectus,  and, if
given  or  made,  such   information  or
representations  must not be relied upon
as having been authorized by the Company
or the Underwriter. This Prospectus does
not  constitute  an  offer  to sell or a
solicitation  of an  offer  to  buy  any
security   other  than  the   securities                THE RECOVERY
offered by this Prospectus,  or an offer                NETWORK, INC.
to sell or a solicitation of an offer to
buy  any  securities  by  anyone  in any
jurisdiction  in  which  such  offer  or      3,321,226 Shares of Common Stock
solicitation  is  not  authorized  or is
unlawful.  Neither the  delivery of this
Prospectus  nor any sale made  hereunder
shall, under any  circumstances,  create
any  implication  that  the  information         ---------------------------
contained  herein is  correct  as of any
time subsequent to the date hereof.
                                                         PROSPECTUS
  ------------------------------------
                                                 ---------------------------

            TABLE OF CONTENTS

                                   Page
Available Information.................2
Prospectus Summary....................3
Risk Factors..........................8
Use of Proceeds......................17
Dividend Policy......................17
Plan of Distribution.................18
Legal Proceedings....................18
Capitalization.......................19
Market for the Company's Common
   Equity and Related                                     November 2, 1998
   Shareholder Matters...............20
Plan of Operation....................21
Business.............................24
Management...........................34
Selling Shareholders.................43
Principal Shareholders...............47
Certain Transactions.................49
Description of Securities............51
Legal Matters........................53
Experts..............................53
Index to Financial Statements.......F-1


========================================   =====================================